UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-12

QUANTA SERVICES, INC.

(Name of Registrant as Specified in its Charter)

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QUANTA SERVICES, INC.

2800 Post Oak Boulevard, Suite 2600

Houston, TX 77056

(713) 629-7600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 23, 2013

To our Stockholders:

The Annual Meeting of Stockholders of Quanta Services, Inc. (“Quanta”) will be held in the Williams Tower, 2nd Floor Conference Center, Auditorium No. 1, located at 2800 Post Oak Boulevard, Houston, Texas 77056, on May 23, 2013 at 9:00 a.m. local time. At the meeting, you will be asked to consider and act upon the following matters, which are more fully described in the accompanying Proxy Statement:

1. Election of ten directors nominated by our Board of Directors;

2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013;

3. Approving, by non-binding advisory vote, Quanta’s executive compensation; and

4. Acting upon any other matters that are properly brought before the meeting, or any adjournments or postponements of the meeting, by or at the direction of the Board of Directors.

Our stockholders of record at the close of business on March 25, 2013 are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the meeting.

By Order of the Board of Directors,

Carolyn M. Campbell

Corporate Secretary

Houston, Texas

April 12, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2013

The Notice, Proxy Statement and 2012 Annual Report to Stockholders are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the annual meeting in person. To assure your representation at the meeting, please vote promptly whether or not you expect to be present at the meeting. You can vote your shares by signing and dating the enclosed proxy card and returning it in the accompanying envelope, or you may vote via the Internet or telephone. You will find specific instructions for voting via the Internet or telephone on the proxy card if that option is available for your shares. If you attend the meeting, you may revoke your proxy and vote your shares in person. If you hold your shares through a broker, bank or nominee and wish to vote at the meeting, you will need to obtain a proxy from the institution that holds your shares. If you choose to attend the meeting, you will be asked to present valid picture identification, and if you hold your shares through a broker, bank or nominee, you will be asked to present a copy of your brokerage statement showing your stock ownership as of March 25, 2013.

QUANTA SERVICES, INC.

2800 Post Oak Boulevard, Suite 2600

Houston, TX 77056

(713) 629-7600

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 23, 2013

We are distributing this Proxy Statement, the form of proxy and our 2012 Annual Report beginning on or about April 12, 2013.

ABOUT THE MEETING

What is the purpose of the meeting?

The meeting will be Quanta’s regular annual meeting of stockholders, and stockholders will be asked to vote on the following matters:

•	election of ten directors nominated by our Board of Directors (the “Board”);

•	ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013; and

•	approval, by non-binding advisory vote, of Quanta’s executive compensation.

How does the Board recommend that stockholders vote?

The Board recommends that stockholders vote as follows:

•	FOR the election of all nominees as directors;

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013; and

•	FOR the advisory resolution approving Quanta’s executive compensation.

Who is entitled to vote at the meeting?

Only holders of record of (A) our Common Stock, par value $0.00001 per share, and (B) our Series F Preferred Stock, par value $0.00001 per share, respectively, at the close of business on March 25, 2013, the record date for the meeting, are entitled to notice of and to vote at the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or at any adjournments or postponements of the meeting unless a new record date is then set.

As of March 25, 2013, 209,047,097 shares of our Common Stock and one share of our Series F Preferred Stock, respectively, were outstanding and entitled to vote.

What are the voting rights of the holders of Common Stock and Series F Preferred Stock?

Each share of Common Stock is entitled to one vote on each matter on which it may vote. The share of Series F Preferred Stock is entitled to a number of votes equal to the number of outstanding Class A non-voting exchangeable common shares of our wholly-owned subsidiary, Valard Construction Ltd., a British Columbia company and successor to Quanta Services EC Canada Ltd., on each matter on which it may vote. Valard Construction Ltd. had 3,909,110 Class A non-voting exchangeable common shares outstanding on March 25, 2013.

Holders of Common Stock and Series F Preferred Stock vote together as a single class on all matters. The required vote to approve each item to be voted on at the meeting is described below.

Who can attend the meeting?

All stockholders of record as of March 25, 2013, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Seating, however, is limited. Admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m. Each stockholder will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting. To obtain directions to the meeting, please contact our Corporate Secretary at 713-629-7600.

Please note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

The holders of shares representing both (i) a majority of the aggregate outstanding shares entitled to vote, and (ii) a majority of the aggregate voting power of Common Stock and Series F Preferred Stock entitled to vote must be present, in person or by proxy, to constitute a quorum to transact business at the annual meeting.

As of March 25, 2013, 209,047,097 shares of our Common Stock with aggregate voting power of 209,047,097 votes, and one share of our Series F Preferred Stock with aggregate voting power of 3,909,110 votes, respectively, were outstanding and entitled to vote. Properly executed proxies received but marked as abstentions and broker non-votes will be counted as present for purposes of establishing a quorum at the meeting.

What vote is required to approve each item to be voted on at the meeting?

Directors are elected by a majority of the votes cast with respect to such director in uncontested elections, such that a nominee for director will be elected to the Board if the votes cast FOR the nominee’s election exceed the votes cast AGAINST such nominee’s election. Abstentions and broker non-votes are not counted as votes cast for purposes of the election of directors and, therefore, will have no effect on the outcome of such election. Even if a nominee is not re-elected, he or she will remain in office as a director until his or her earlier resignation or removal. Each of the current director nominees has signed a letter of resignation that will be effective if the nominee is not re-elected at the meeting and the Board accepts his or resignation following the meeting. If a nominee is not re-elected, the Board will decide whether to accept the director’s resignation in accordance with the procedures listed in Quanta’s Corporate Governance Guidelines, which are available on our website at www.quantaservices.com.

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares of Common Stock and Series F Preferred Stock, considered together as a single class, present at the meeting in person or by proxy and entitled to vote on that proposal. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote on such proposal.

Advisory approval of the resolution on Quanta’s executive compensation requires the affirmative vote of a majority of the voting power of the shares of Common Stock and Series F Preferred Stock, considered together as a single class, present at the meeting in person or by proxy and entitled to vote on that proposal. Abstentions will have the same effect as a vote against the resolution. Broker non-votes will have no effect on the outcome of the advisory vote. The results of this vote are not binding on the Board, whether or not the proposal is adopted by the aforementioned voting standard. In evaluating the vote on this resolution, the Board intends to consider the voting results in their entirety.

Any other matter properly brought before the meeting will be decided by the affirmative vote of a majority of the voting power of the shares of Common Stock and Series F Preferred Stock, considered together as a single class, present at the meeting in person or by proxy and entitled to vote on the matter.

How do I vote?

You may vote your shares in any of the following manners:

•	by signing and dating the enclosed proxy card and returning it in the accompanying envelope;

•	on the Internet, at the website www.proxyvote.com, by following the instructions included with your proxy card (not available to the holder of Series F Preferred Stock);

•	by telephone, following the instructions included with your proxy card (not available to the holder of Series F Preferred Stock); or

•	by written ballot at the meeting.

If you are a stockholder of record and you attend the meeting, you may deliver your completed proxy card in person. If you hold your shares in “street name” and you wish to vote at the meeting, you will need to obtain a proxy from the broker or nominee that holds your shares.

Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

What is the difference between holding shares as a stockholder of record and in “street name”?

Many stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. This is often called holding shares in “street name.” As summarized below, there are some distinctions between record stockholders and “street name” holders.

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record for those shares, and these proxy materials are being sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, and you hold your shares in “street name.” In this case, proxy materials are being forwarded to you by or on behalf of your broker, bank or nominee. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote and are also invited to attend the annual meeting. However, because you are not a stockholder of record, you may not vote these shares in person at the annual meeting unless you bring with you a proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the vote of your shares.

What are broker non-votes?

The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ stock held in street name on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, when the brokers have not received voting instructions from their customers. However, the NYSE does not allow brokers to vote their customers’ shares held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called broker non-votes.

What routine matters will be voted on at the meeting?

Ratification of the appointment of our independent registered public accounting firm is the only matter to be voted on at the meeting on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions.

What non-routine matters will be voted on at the meeting?

Each of the election of directors and the advisory vote on executive compensation is a non-routine matter on which brokers are not allowed to vote unless they have received voting instructions from their customers.

What is the effect of not casting a vote?

If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the matters that properly come before the meeting.

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors and the advisory vote on executive compensation to be voted on at the meeting. In prior years, if you held your shares in street name, and you did not indicate how you wanted your shares voted in the election of directors, your broker, bank or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. However, recent NYSE rule changes have eliminated the ability of your broker, bank or other nominee to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name, and you do not instruct your broker, bank or other nominee how to vote in the election of directors or any other non-routine matter, no votes will be cast on your behalf on such matters. Therefore, your broker, bank or other nominee will not have discretion to vote your shares on the election of directors or the advisory vote on executive compensation if you do not instruct your broker, bank or other nominee how to vote on these proposals, as these are not “routine” matters under NYSE rules. Your broker, bank or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm.

Can I change my vote?

Yes. You may revoke your proxy at any time before the voting polls are closed at the annual meeting by the following methods:

•	by signing, dating and delivering to the Corporate Secretary of Quanta a proxy with a later date or a written revocation of your prior proxy;

•	by voting at a later time on the website www.proxyvote.com, following the instructions included with your proxy card (not available to the holder of Series F Preferred Stock);

•	by voting at a later time by telephone, following the instructions included with your proxy card (not available to the holder of Series F Preferred Stock); or

•	by voting in person at the annual meeting by written ballot.

The powers of the proxy holders will be revoked with respect to your shares if you attend the meeting in person and vote your shares in person by completing a written ballot. Attendance at the meeting will not by itself revoke a previously granted proxy. If you hold your shares in “street name,” you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

What if I receive more than one proxy card?

If you hold your shares in more than one type of account or your shares are registered differently, you may receive more than one proxy card.  We encourage you to vote each proxy card that you receive.

Where can I find the voting results of the meeting?

We plan to announce preliminary voting results at the meeting and publish final results in a Current Report on Form 8-K or an amendment thereto timely filed with the Securities and Exchange Commission (the “SEC”).

STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information, as of March 25, 2013, unless otherwise indicated, with respect to each person known by us to be the beneficial owner of more than five percent of the outstanding shares of our Common Stock or Series F Preferred Stock.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned		Percent of Class(1)
T. Rowe Price Associates, Inc.	Common Stock	22,967,559	(2)	11.0%
100 E. Pratt Street
Baltimore, Maryland 21202

BlackRock, Inc.	Common Stock	13,506,061	(3)	6.5%
40 East 52nd Street
New York, New York 10022

The Vanguard Group	Common Stock	12,223,040	(4)	5.8%
100 Vanguard Blvd.
Malvern, PA 19355

Victor Budzinski, Trustee	Series F	1	(5)	100.0%
708 Hollingsworth Green	Preferred Stock
Edmonton, Alberta T6R 3G6

(1)	The percent of class beneficially owned is calculated based on (A) 209,047,097 shares of our Common Stock, with aggregate voting power of an equal number of votes, and (B) one share of our Series F Preferred Stock, with aggregate voting power of 3,909,110 votes, respectively, issued and outstanding as of March 25, 2013. In addition, if a person has the right to acquire beneficial ownership of shares within 60 days following March 25, 2013, those shares are deemed beneficially owned by that person as of that date and are deemed to be outstanding solely for the purpose of determining the percentage of common stock that he or she owns. Those shares are not included in the computations for any other person.

(2)	Based on Schedule 13G/A (Amendment No. 6) filed on February 6, 2013 by T. Rowe Price Associates, Inc. (“Price Associates”), which has sole voting power over 4,694,463 of such shares and sole dispositive power over all such shares. The Schedule 13G/A (Amendment No. 6) further indicates that these securities are owned by various individual and institutional investors for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Based on Schedule 13G/A (Amendment No. 3) filed on February 5, 2013 by BlackRock, Inc., a parent holding company for a number of investment management subsidiaries, which has sole voting and dispositive power over all such shares.

(4)	Based on Schedule 13G/A (Amendment No. 2) filed on February 11, 2013 by The Vanguard Group Inc., an investment adviser, which has sole voting power over 364,496 shares, sole dispositive power over 11,873,044 shares, and shared dispositive power over 349,996 shares.

(5)	As of March 25, 2013, the one issued and outstanding share of our Series F Preferred Stock had voting rights equivalent to 3,909,110 shares, or 1.8%, of our Common Stock.

Security Ownership of Management

The following table sets forth, as of March 25, 2013, the number of shares of Common Stock beneficially owned by (i) each of our directors and director nominees, (ii) each of our named executive officers listed in the Summary Compensation Table and (iii) all of our directors and executive officers as a group.

	Shares of Common Stock Beneficially Owned
Name	Number		Percent of Class(1)
John R. Colson	931,346	(2)	*
Vincent D. Foster	225,905		*
James H. Haddox	211,208		*
James F. O’Neil III	102,200		*
Kenneth W. Trawick	86,776	(3)	*
Earl C. (Duke) Austin, Jr.	82,985		*
Derrick A. Jensen	76,811		*
Louis C. Golm	76,174		*
Bruce Ranck	70,135		*
James R. Ball	64,348		*
Bernard Fried	42,747		*
Nicholas M. Grindstaff	27,666	(4)	*
J. Michal Conaway	22,170		*
Pat Wood, III	16,053		*
Ralph R. DiSibio	14,611		*
Darren B. Miller	12,611	(3)	*
Worthing F. Jackman	12,560		*
Margaret B. Shannon	2,686		*
All directors and executive officers as a group (22 persons)	2,088,159		1.00%

*	Percentage of shares does not exceed 1%.

(1)	The percent of class beneficially owned is calculated based on (A) 209,047,097 shares of our Common Stock, with aggregate voting power of an equal number of votes, issued and outstanding as of March 25, 2013. In addition, if a person has the right to acquire beneficial ownership of shares within 60 days following March 25, 2013, those shares are deemed beneficially owned by that person as of that date and are deemed to be outstanding solely for the purpose of determining the percentage of common stock that he or she owns. Those shares are not included in the computations for any other person.

(2)	Includes 554,142 shares pledged as collateral.

(3)	The ownership of Messrs. Trawick and Miller is as of December 3, 2012, when they ceased to serve as executive officers upon the sale of Quanta’s telecommunications subsidiaries.

(4)	Includes 27,666 shares pledged as collateral.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board currently consists of twelve directors, whose current terms of office all expire at the 2013 annual meeting. John R. Colson, founder, executive chairman and director of Quanta, advised the Board on March 28, 2013 that he will retire effective as of the 2013 annual meeting. In anticipation of his retirement, Mr. Colson will not stand for re-election to the Board at the 2013 annual meeting. Quanta expects that the Board will appoint a new non-executive chairman of the Board following the 2013 annual meeting. In addition, Ralph R. DiSibio, currently a member of our Board, will not stand for re-election at the 2013 annual meeting. Having considered the size, structure and composition of the Board, and based on the recommendation of the Governance and Nominating Committee, the Board approved a decrease in the number of directors constituting the Board by two, effective as of May 23, 2013, so that the Board shall thereafter consist of ten directors until otherwise determined in accordance with Quanta’s bylaws. The Board proposes that the following ten nominees be elected for a new term of one year or until their successors are duly elected and qualified or until their earlier death, resignation or removal. Each of the nominees has consented to serve if elected. If a nominee becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named below.

The director nominees standing for election are:

Name	Age	Position(s) with Quanta	Director Since
James R. Ball	70	Director	1998
J. Michal Conaway	64	Director	2007
Vincent D. Foster	56	Director	1998
Bernard Fried	56	Director	2004
Louis C. Golm	71	Director	2002
Worthing F. Jackman	48	Director	2005
James F. O’Neil III	54	President, Chief Executive Officer and Director	2011
Bruce Ranck	64	Director	2005
Margaret B. Shannon	63	Director	2012
Pat Wood, III	50	Director	2006

James R. Ball has been a member of the Board of Directors since 1998 and is a private investor. He previously served in various management positions with Vista Chemical Company for over twenty-five years, most recently as Chief Executive Officer and President from 1992 until his retirement in 1995. He also previously served as a director of Kraton Polymers, LLC from 2004 to 2008, ABS Group Inc. from 2003 to 2005, The Carbide/Graphite Group, Inc. from 1994 to 2002, and Rexene Corporation from 1996 to 1997. Mr. Ball holds a Bachelor of Science in Mathematics degree and a Master of Science in Management degree. The Board believes Mr. Ball’s qualifications to serve on the Board include his over twenty-five years of management experience, including three years as a chief executive officer, his years of service on boards of other public companies, and his extensive experience with corporate governance, financial analysis, business strategy and management.

J. Michal Conaway has been a member of the Board of Directors since August 2007. He has served as the Chief Executive Officer of Peregrine Group, LLC, an executive consulting firm, since 2002. Mr. Conaway has been providing consulting and advisory services since 2000. Prior to 2000, Mr. Conaway held various management and executive positions, including serving as Chief Financial Officer of Fluor Corporation, an engineering, procurement, construction and maintenance services provider. Since 2008, Mr. Conaway has served as a director of GT Advanced Technologies, Inc., formerly known as GT Solar International, Inc. He previously served as a director of InfraSource Services, Inc. from February 2006 to August 2007 and Cherokee International Corporation from April 2008 to November 2008. Mr. Conaway holds an M.B.A. degree and is a Certified Public Accountant. The Board believes Mr. Conaway’s qualifications to serve on the Board include his prior service as the chief financial officer of multiple public corporations, including those within Quanta’s line of business, his years of service on boards of other public and private companies, his extensive financial and accounting expertise, and his advisory experience in strategic, operational and financial matters.

Vincent D. Foster has been a member of the Board of Directors since 1998. He has served as Chairman of the Board and Chief Executive Officer of Main Street Capital Corporation, a specialty investment company, since March 2007. He also has served as Senior Managing Director of Main Street Capital Partners, LLC (and its predecessor firms), a private investment firm, since 1997. Mr. Foster has served as a director of Team Industrial Services, Inc. since 2005. Mr. Foster previously served as a director of U.S. Concrete, Inc. from 1999 to 2010, Carriage Services, Inc. from 1999 to 2011, and HMS Income Fund, Inc. from June 2012 to March 2013. Mr. Foster holds a J.D. degree and is a Certified Public Accountant. The Board believes Mr. Foster’s qualifications to serve on the Board include his significant contributions and service to Quanta since its inception, his experience as chief executive officer of a public corporation, his many years of service on boards of other public companies and his extensive tax, accounting, merger and acquisitions, financial and corporate governance expertise.

Bernard Fried has been a member of the Board of Directors since March 2004. Since June 2012, he has served as the Executive Chairman of OpTerra Energy Group, an energy conservation measures services provider. Mr. Fried continues to serve, since March 2011, as the Executive Chairman of Energy Solutions International, a software provider to the pipeline industry, and he has also been an independent consultant. He previously served as Chief Executive Officer and President of Siterra Corporation, a software services provider, from May 2005 to March 2011. From November 2003 until May 2005, he served as an independent consultant to the financial and software services industries. Mr. Fried served as Chief Executive Officer and President of Citadon, Inc., a software services provider, from 2001 until November 2003, and Chief Financial Officer and Managing Director of Bechtel Enterprises, Inc., a financing and development subsidiary of Bechtel Group, Inc., from 1997 until 2000. Mr. Fried holds a Bachelor of Engineering degree and an M.B.A. degree. The Board believes Mr. Fried’s qualifications to serve on the Board include his executive management experience, including at companies within Quanta’s line of business, his years of service on boards of public and private companies, and his extensive executive-level experience in operations, engineering, construction, project management, finance and international business.

Louis C. Golm has been a member of the Board of Directors since July 2002 and from May 2001 until May 2002. He has been an independent consultant and senior advisor to the telecommunications and information management industries since 1999. Mr. Golm holds a Master of Science in Management degree and an M.B.A. degree. The Board believes Mr. Golm’s qualifications to serve on the Board include his numerous years of executive management experience, including as chief executive officer of a large telecommunications company, his years of service as a director of other public and private companies, and his insight regarding accounting/finance, risk mitigation and strategic development.

Worthing F. Jackman has been a member of the Board of Directors since May 2005. He has served as Executive Vice President — Chief Financial Officer of Waste Connections, Inc., an integrated solid waste services company, since September 2004 and served as its Vice President — Finance and Investor Relations from April 2003 until August 2004. From 1991 until April 2003, Mr. Jackman held various positions with Deutsche Bank Securities, Inc., an investment banking firm, most recently serving as a Managing Director, Global Industrial and Environmental Services Group. Mr. Jackman holds an M.B.A. degree. The Board believes Mr. Jackman’s qualifications to serve on the Board include his experience as the chief financial officer of a public corporation and his investment banking experience, as well as his extensive financial and accounting expertise.

James F. O’Neil III has been a member of the Board of Directors and has served as our President and Chief Executive Officer since May 2011. He previously served as our President and Chief Operating Officer from October 2008 to May 2011, our Senior Vice President of Operations Integration and Audit from December 2002 to October 2008, and our Vice President of Operations Integration from August 1999 to December 2002. Mr. O’Neil holds a Bachelor of Science in Civil Engineering degree. The Board believes Mr. O’Neil’s qualifications to serve on the Board include his significant contributions to Quanta in strategy, mergers and acquisitions and internal audit, his operational and safety leadership service with Quanta, including as its President and Chief Executive Officer, his technical expertise, and his extensive knowledge of the industries Quanta serves.

Bruce Ranck has been a member of the Board of Directors since May 2005. He has been a partner with Bayou City Partners, a venture capital firm, since 1999. Mr. Ranck served as Chief Executive Officer of Tartan Textile Services, Inc., a healthcare linen services provider, from August 2003 until April 2006. From 1970 until 1999, he held various positions with Browning-Ferris Industries, Inc., a provider of waste management services, most recently as Chief Executive Officer and President. Mr. Ranck served as a director of Dynamex Inc. from 2002 until February 2011. The Board believes Mr. Ranck’s qualifications to serve on the Board include his executive management experience, including as chief executive officer of a large public corporation, his extensive acquisition integration experience, and his years of service on boards of other public and private companies.

Margaret B. Shannon has been a member of the Board of Directors since December 2012. She served as Vice President and General Counsel of BJ Services Company, an international oilfield services company, from 1994 to 2010, when it was acquired by Baker Hughes Incorporated. Prior to 1994, she was a partner with the law firm of Andrews Kurth LLP. Ms. Shannon has served on the board of directors of Matador Resources Company, an exploration and production company, since June 2011. In addition, she is active in several not-for-profit organizations in Houston. Ms. Shannon received her Juris Doctorate cum laude from Southern Methodist University Dedman School of Law in 1976 and her Bachelor of Arts degree from Baylor University in 1971. The Board believes Ms. Shannon’s qualifications to serve on the Board include vast experience in the energy industry, as well as in corporate governance, and her years of service on boards of other public and private companies.

Pat Wood, III has been a member of the Board of Directors since May 2006. He has served as a Principal of Wood3 Resources, an energy infrastructure developer, since July 2005. From 2001 until July 2005, Mr. Wood served as Chairman of the Federal Energy Regulatory Commission. From 1995 until 2001, he chaired the Public Utility Commission of Texas. Prior to 1995, Mr. Wood was an attorney with Baker Botts L.L.P., a global law firm, and an associate project engineer with Arco Indonesia, an oil and gas company, in Jakarta. Mr. Wood has served as a director of SunPower Corporation since 2005 and non-executive chairman of the board of directors of Dynegy, Inc. since October 2012. Mr. Wood previously served as a director of First Wind Holdings Inc. from 2010 to June 2012. Mr. Wood holds a Bachelor of Science in Civil Engineering degree and a J.D. degree. The Board believes Mr. Wood’s qualifications to serve on the Board include his significant strategic and operational management experience, his unique perspective and extensive knowledge with regard to the regulatory process and policy development at the government level, his years of service as a director of other public and private companies, and his energy infrastructure development expertise.

The Board of Directors unanimously recommends a vote FOR the election of each of the director nominees.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES

Director Meetings

During the year ended December 31, 2012, the Board held seven meetings. All directors attended at least 75% of the meetings of the Board and the committees of the Board, if any, on which they served during the periods for which they have served as a director. We encourage, but do not require, the members of the Board to attend the annual meeting of stockholders. Last year, all of our directors attended the annual meeting of stockholders.

Board Composition

As of the date of this Proxy Statement, the Board is composed of twelve directors. Mr. Colson, currently Executive Chairman and a director, and Mr. DiSibio, currently a member of our Board, will not stand for re-election to the Board at the 2013 annual meeting. Having considered the size, structure and composition of the Board, and based on the recommendation of the Governance and Nominating Committee, the Board approved a decrease in the number of directors constituting the Board by two, effective as of May 23, 2013, so that the Board shall thereafter consist of ten directors until otherwise determined in accordance with Quanta’s bylaws.

Committees of the Board

Information regarding the Audit, Compensation, Governance and Nominating, and Investment Committees of the Board are as follows:

Committee	Current Members	Number of Meetings During 2012	Duties of the Committee Include:

Audit Committee	Bernard Fried* James R. Ball J. Michal Conaway Worthing F. Jackman	Eight

•     Monitoring the quality and integrity of Quanta’s financial statements

•     Appointing and compensating the independent registered public accounting firm

•     Considering the independence and assessing the qualifications of the independent registered public accounting firm

•     Reviewing the performance of Quanta’s internal audit function and the independent registered public accounting firm

Compensation Committee	Louis C. Golm* Ralph R. DiSibio Vincent D. Foster Bruce Ranck Margaret B. Shannon Pat Wood, III	Eleven

•     Overseeing the administration of Quanta’s incentive compensation plans, including the issuance of awards pursuant to equity-based incentive plans

•     Reviewing and approving salaries, bonuses, equity-based awards and other compensation of all executive officers and other management of Quanta and its subsidiaries

•     Reviewing and approving executive officer employment agreements

*	Chairman

Committee	Current Members	Number of Meetings During 2012	Duties of the Committee Include:

Governance and Nominating Committee	Bruce Ranck* J. Michal Conaway Louis C. Golm Pat Wood, III	Eight

•     Developing and recommending corporate governance principles applicable to the Board and Quanta

•     Establishing qualifications for membership on the Board and its committees

•     Making recommendations regarding persons to be nominated for election or re-election to the Board and appointment to its committees

•     Evaluating policies regarding the recruitment of directors

•     Making recommendations regarding persons to be elected as executive officers by the Board

Investment Committee	James R. Ball* Vincent D. Foster Bernard Fried Worthing F. Jackman Bruce Ranck	Seven

•     Considering and approving certain acquisitions, investments and dispositions by Quanta, including the terms, transaction structure, and the form and amount of consideration

•     Evaluating certain capital expenditures by Quanta

•     Monitoring ongoing activities in connection with certain investments and acquisitions

•     Tracking certain completed acquisitions and investments

•     Conducting a qualitative and quantitative review of certain historical acquisitions

*	Chairman

CORPORATE GOVERNANCE

We are committed to having sound corporate governance practices that maximize stockholder value in a manner consistent with legal requirements and the highest standard of integrity. In that regard, the Board has adopted guidelines that provide a framework for the governance of Quanta. In addition, we continually review these guidelines and regularly monitor developments in the area of corporate governance. Our Corporate Governance Guidelines are posted on our website at www.quantaservices.com under the heading “Investors & Media / Corporate Governance.”

Board Independence

The Board has determined that Messrs. Ball, Conaway, DiSibio, Foster, Fried, Golm, Jackman, Ranck and Wood and Ms. Shannon have no material relationship with Quanta (either directly or as a partner, shareholder or officer of an organization that has a relationship with Quanta) and are “independent” within the meaning of the NYSE’s corporate governance listing standards. The Board has made this determination based in part on its finding that these independent directors meet the categorical standards for director independence set forth in our Corporate Governance Guidelines and in the NYSE corporate governance listing standards. Our Corporate Governance Guidelines, which include our categorical standards for director independence, are posted on our website at www.quantaservices.com under the heading “Investors & Media / Corporate Governance.” The Board holds executive sessions of the independent directors at every regularly scheduled Board meeting and, with ten directors deemed independent, maintains a percentage of independent directors serving on the Board substantially above the NYSE requirement that a majority of directors be independent.

Board Leadership Structure

The Board has no policy requiring either that the positions of the Chairman of the Board and the Chief Executive Officer be separate or that they be occupied by the same individual. The Board believes that this matter should be properly addressed and a determination made from time to time when circumstances warrant. The Board believes that this approach provides flexibility to adapt to changing circumstances, enabling the Board to fulfill its oversight role and allowing the Board to review the manner in which its leadership is configured with a view toward maintaining a structure that best serves Quanta and its stockholders.

Mr. Colson, Quanta’s founder and former Chief Executive Officer, has served as Executive Chairman since May 2011. The Board believed that Quanta’s Executive Chairman was well suited to serve as Chairman of the Board because, as an executive officer, he possessed detailed and in-depth knowledge of the issues, opportunities and challenges facing Quanta and its business and was thus well positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. The Board further believed that it employed sound counter-balancing measures to ensure that Quanta maintained high standards of corporate governance and proper independent oversight.

Given that the Executive Chairman was not independent under the categorical standards for director independence set forth in Quanta’s Corporate Governance Guidelines, the Board considered it useful and appropriate to designate a Lead Independent Director to coordinate the activities of the other independent directors, preside over the Board when the Executive Chairman was not present, consult with the Executive Chairman as to agenda items for Board and committee meetings, and perform such other duties and responsibilities as the Board deemed appropriate. Accordingly, the independent members of the Board appointed, by majority vote, one of the independent members of the Board to serve as Lead Independent Director for a term continuing through the next annual Board meeting. In May 2012, the independent directors appointed Vincent D. Foster to serve as Lead Independent Director, to serve as such until his successor is duly elected and qualified at the next annual meeting of the Board or until his earlier resignation or removal.

On March 28, 2013, Mr. Colson advised the Board that he will retire effective as of the 2013 annual meeting. In anticipation of his retirement, Mr. Colson will not stand for re-election to the Board at the 2013 annual meeting. The Board considered alternative approaches for Board leadership in light of this development, leading to the conclusion that the most effective leadership structure for Quanta upon Mr. Colson’s retirement consists of a Chairman of the Board who is independent from management. It is expected that, following the 2013 annual meeting, the Board will appoint a new non-executive Chairman of the Board, and the role of lead independent director will be phased out. The non-executive Chairman of the Board will assume responsibility for the management, development and effective performance of the Board and provide leadership to the Board for all aspects of the Board’s work. The Board may modify this structure in the future to ensure that the Board leadership structure for Quanta remains effective and advances the best interests of our stockholders.

The Board’s Role in Risk Oversight

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of long-term organizational objectives and enhance stockholder value. The annual enterprise risk management assessment, led by Quanta’s President and Chief Executive Officer, provides visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. In this process, risk is assessed throughout the business, including operational, financial, legal, regulatory, strategic and reputational risks. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board in setting Quanta’s business strategy, both short-term and long-term, is a key part of its understanding of Quanta’s risks and what constitutes an appropriate level of risk for Quanta as well as how such risks are managed.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. Specifically, the Audit Committee focuses on risks relating to financial reporting, internal controls and compliance with legal and regulatory requirements. In addition, the Compensation Committee focuses on risks relating to Quanta’s compensation policies and programs and, in setting compensation, strives to create incentives that are aligned with Quanta’s risk management profile. Quanta’s Governance and Nominating Committee focuses on risks relating to Quanta’s corporate governance and Board membership and structure and also conducts an annual assessment of the risk management process and reports its findings to the Board. Finally, Quanta’s Investment Committee focuses on risks associated with prospective acquisitions, dispositions and investments, as well as capital investment strategies.

Audit Committee

The Board has examined the composition of the Audit Committee and has determined that each of the members of the Audit Committee is “independent” within the meaning of SEC regulations, NYSE rules governing audit committees and our Corporate Governance Guidelines. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee operates under a formal charter adopted by the Board that governs its responsibilities. The Audit Committee Charter is posted on our website at www.quantaservices.com under the heading “Investors & Media / Corporate Governance.” The membership and number of meetings held during the last fiscal year and the primary responsibilities of the Audit Committee are described in “Committees of the Board” above. The Board has determined that Messrs. Ball, Conaway, Fried and Jackman are “audit committee financial experts” within the meaning of SEC regulations.

Compensation Committee

The Board has determined that each of the members of the Compensation Committee is “independent” within the meaning of SEC regulations, NYSE corporate governance listing standards and our Corporate Governance Guidelines. The Compensation Committee operates under a formal charter adopted by the Board that governs its responsibilities. The Compensation Committee Charter is posted on our website at www.quantaservices.com under the heading “Investors & Media / Corporate Governance.” The membership and number of meetings held during the last fiscal year and the primary responsibilities of the Compensation Committee are described in “Committees of the Board” above. For additional information on the Compensation Committee, including a description of its processes and procedures for the consideration and determination of compensation of named executive officers, please see “Compensation Discussion and Analysis — Compensation Committee” below.

Governance and Nominating Committee

The Board has determined that each of the members of the Governance and Nominating Committee is “independent” within the meaning of NYSE corporate governance listing standards and our Corporate Governance Guidelines. The Governance and Nominating Committee operates under a formal charter adopted by the Board that governs its responsibilities. The Governance and Nominating Committee Charter is posted on our website at www.quantaservices.com under the heading “Investors & Media / Corporate Governance.” The membership and number of meetings held during the last fiscal year and the primary responsibilities of the Governance and Nominating Committee are described in “Committees of the Board” above.

Investment Committee

The Board has determined that each of the members of the Investment Committee is “independent” within the meaning of NYSE corporate governance listing standards and our Corporate Governance Guidelines. The Investment Committee operates under a formal charter adopted by the Board that governs its responsibilities and specifies that at least two members of the Investment Committee must be “independent”. The Investment Committee Charter is posted on our website at www.quantaservices.com under the heading “Investors & Media / Corporate Governance.” The membership and number of meetings held during the last fiscal year and the primary responsibilities of the Investment Committee are described in “Committees of the Board” above.

Code of Ethics and Business Conduct

The Board has adopted a Code of Ethics and Business Conduct that applies to all directors, officers and employees of Quanta and its subsidiaries, including the principal executive officer, principal financial officer and principal accounting officer or controller. The Code of Ethics and Business Conduct is posted on our website at www.quantaservices.com under the heading “Investors & Media / Corporate Governance.” We intend to post at the above location on our website any amendments or waivers to the Code of Ethics and Business Conduct that are required to be disclosed pursuant to Item 5.05 of Form 8-K.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee served as an employee or officer of Quanta or any of its subsidiaries during 2012, was formerly an officer of Quanta or any of its subsidiaries, or had any relationship with Quanta requiring disclosure herein as a related party transaction, except that Vincent D. Foster served as president of Quanta on an interim basis from December 1, 1997 to December 19, 1997. Additionally, no executive officers served on the compensation committee or as a director of another company, one of whose executive officers served on Quanta’s Compensation Committee or as a director of Quanta.

Executive Sessions of Non-Management Directors

In accordance with the NYSE corporate governance listing standards, our non-management directors, each of whom is “independent” within the meaning of NYSE corporate governance listing standards and our Corporate Governance Guidelines, meet in executive session without management at each regularly scheduled Board meeting.

Communications with the Board

Stockholders and other interested parties may communicate with one or more of our directors, including our non-management directors or independent directors as a group, a committee or the full Board by writing to Corporate Secretary, Quanta Services, Inc., 2800 Post Oak Blvd., Suite 2600, Houston, Texas 77056. All communications will be reviewed by the Corporate Secretary and forwarded to one or more of our directors, as appropriate.

Director Qualifications

Our Corporate Governance Guidelines contain Board membership qualifications that the Governance and Nominating Committee considers in selecting nominees for our Board. Pursuant to these qualifications, members of the Board should possess the highest standards of personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. They must also have an inquisitive and objective perspective, practical wisdom, mature judgment, the willingness to speak their mind and the ability to challenge and stimulate management in a constructive manner. In addition, Board members should have diverse experience at policy-making levels that may include business, government, education, technology or non-profit organizations, as well as experience in areas that are relevant to our business. Further, they should have demonstrated leadership skills in the organizations with which they are or have been affiliated. Members of the Board must also be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. The Governance and Nominating Committee also seeks directors representing a broad range of viewpoints and diverse backgrounds, including women and minorities that meet the above qualifications.

Identifying and Evaluating Nominees for Director

The Governance and Nominating Committee regularly evaluates the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Governance and Nominating Committee will consider candidates for Board membership suggested by incumbent directors, management, third-party search firms and others. The Governance and Nominating Committee will also consider director nominations by stockholders that are made in compliance with the notice provisions and procedures set forth in our bylaws. For a discussion of these requirements, see “Additional Information — Stockholder Proposals and Nomination of Directors for the 2014 Annual Meeting” below. All applications, recommendations or proposed nominations for Board membership received by Quanta will be referred to the Governance and Nominating Committee. The manner in which the Governance and Nominating Committee evaluates the qualifications of a nominee for director does not differ if the nominee is recommended by a stockholder.

The Governance and Nominating Committee has the authority to retain, at Quanta’s expense, a third-party search firm to help identify and facilitate the screening and interview process of potential director nominees, including screening candidates, conducting reference checks, preparing a biography of each candidate for the Governance and Nominating Committee to review and helping coordinate interviews.

Once the Governance and Nominating Committee has identified a potential director nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the committee with the recommendation of the candidate, as well as the committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. The committee also may engage a third party to conduct a background check of the candidate. If the committee determines to further pursue the candidate, the committee then will evaluate the extent to which the candidate meets the Board membership qualifications described in “Director Qualifications” above.

In addition, the Governance and Nominating Committee considers other relevant factors it deems appropriate, including the current composition of the Board (including its diversity in experience, background, gender and ethnicity), the balance of management and independent directors, the need for a certain Board committee expertise, and the nature and extent of a candidate’s activities unrelated to Quanta, including service as a director on the boards of other public companies. In connection with this evaluation, the committee determines whether to interview the candidate, and, if warranted, the committee interviews the candidate in person or by telephone. The committee may also ask the candidate to meet with members of Quanta’s management or other Board members. After completing this evaluation, if the committee believes the candidate would be a valuable addition to the Board, it will recommend to the Board the candidate’s nomination for appointment or election as a director.

Director Compensation

The Governance and Nominating Committee has the responsibility of recommending to the Board compensation and benefits for non-employee directors. The committee is guided by certain director compensation principles set forth in our Corporate Governance Guidelines. Directors who also are employees of Quanta or any of its subsidiaries do not receive additional compensation for serving as directors. Two of our directors, namely John R. Colson, Executive Chairman, and James F. O’Neil III, President and Chief Executive Officer, are employees of Quanta and thus receive no compensation for their services as directors of Quanta. The compensation received by Messrs. Colson and O’Neil as employees of Quanta is set forth in the 2012 Summary Compensation Table.

Historical Director Compensation

Pursuant to the director compensation arrangement in effect until May 23, 2013, each non-employee director receives a fee for attendance at each meeting of the Board or any committee according to the following schedule: $2,000 for attendance at a board meeting in person; $1,000 for attendance at a board meeting by telephone; $1,000 for attendance at a committee meeting in person; and $500 for attendance at a committee meeting by telephone. Upon initial election to the Board at an annual meeting of stockholders, each such initially elected non-employee director receives a cash retainer payment of $50,000 and an award of shares of restricted stock having a value of $150,000. Upon initial appointment to the Board other than at an annual meeting of stockholders, for the period from the appointment through the end of the director service year during which the appointment is made, each such initially appointed non-employee director receives a pro rata portion of both (i) a cash retainer payment of $50,000 and (ii) an award of shares of restricted stock having a value of $150,000. At every annual meeting of stockholders at which a non-employee director is re-elected or remains a director, each such re-elected or remaining non-employee director receives an annual cash retainer payment of $50,000 and an annual award of shares of restricted stock having a value of $100,000.

In addition, at every annual meeting of the Board, the non-employee directors appointed to the following positions receive the supplemental annual cash retainers set forth below; provided, however, that any individual who serves as both Lead Independent Director and as a committee chairman receives only the supplemental annual cash retainer designated for the Lead Independent Director:

Lead Independent Director	$15,000
Chairman of the Audit Committee	$14,000
Chairman of the Compensation Committee	$10,000
Chairman of the Governance and Nominating Committee	$7,500
Chairman of the Investment Committee	$10,000

Unless the director’s service is interrupted, shares of restricted stock awarded to non-employee directors vest over three years in three equal annual installments. Any unvested shares of restricted stock vest in full if the non-employee director is not nominated for or elected to a new term or resigns at our convenience, which is deemed to include any resignation resulting from the non-employee director’s failure to receive a majority of the votes cast in an election for directors as required by Quanta’s bylaws. If the non-employee director voluntarily resigns or is removed for cause prior to vesting, all unvested shares of restricted stock are forfeited. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or the committees thereof, and for other expenses reasonably incurred in their capacity as directors of Quanta.

Changes in Director Compensation

During the fourth quarter of 2012, the Governance and Nominating Committee retained Deloitte Consulting LLP (“Deloitte”) to provide benchmarking data and review the competitiveness of Quanta’s non-employee director compensation. Deloitte examined director compensation data for the same peer group used for the named executive officer compensation review, namely eighteen companies similar to Quanta in terms of industry, revenue size and market capitalization, as well as director compensation survey data, and presented its findings and observations to the Board. Following this review, the Board approved an updated non-employee director compensation program in December 2012, effective as of May 23, 2013. Acknowledging Quanta’s significant growth over the past few years and its historical practice of adjusting director compensation only every two or three years, the Board elected to align non-employee director compensation to competitive peer group practices. Changes to non-employee director compensation were designed to eliminate and replace board meeting fees with a slight increase in the annual board membership cash retainer, eliminate and replace committee meeting fees with new annual committee membership cash retainers, adjust the lead independent director and committee chairmanship annual cash retainers, eliminate the restriction limiting compensation to a single leadership role, eliminate the first year premium for election to the Board in the annual equity grant, reduce the vesting period of the annual equity grant to one year, and increase the amount of the annual equity grant.

Prospective Director Compensation

Effective May 23, 2013, at every annual meeting of stockholders at which a non-employee director is elected or re-elected, each such elected or re-elected non-employee director shall receive, (i) an annual award of restricted stock or restricted stock units having a value of $140,000, and (ii) the annual cash retainer(s) set forth below for board membership, committee membership, and board/committee leadership to which such non-employee director is appointed:

	Annual Membership Retainer	Annual Retainer Supplement for Board Leadership (Lead Independent Director(a) or Committee Chairmanship)
Board of Directors	$65,000	$20,000	(a)
Audit Committee	$15,000	$15,000
Compensation Committee	$10,000	$10,000
Governance and Nominating Committee	$10,000	$10,000
Investment Committee	$10,000	$10,000

(a)	As set forth above in “Corporate Governance — Board Leadership Structure, the leadership structure of the Board during 2012 consisted of a Lead Independent Director paired with an Executive Chairman. On March 28, 2013, our Executive Chairman advised the Board that he will retire effective as of the 2013 annual meeting. It is expected that, following the 2013 annual meeting, the Board will appoint a new non-executive Chairman of the Board, and the role of Lead Independent Director will be phased out. As such, the Board expects to further review and adjust prospective director compensation to provide appropriate compensation for a non-executive Chairman of the Board.

Upon initial appointment to the Board other than at an annual meeting of stockholders, each such initially appointed non-employee director shall receive (for the period from the appointment through the end of the director service year during which the appointment is made) a pro rata portion of such amounts.

Unless the director’s Board service is earlier terminated, restricted stock or restricted stock units awarded to non-employee directors will vest on May 28th of the year following the date of grant. Subject to the terms of applicable award agreements, unvested restricted stock or restricted stock units held by (i) any non-employee director who is not nominated for or elected to a new term, including for example, due to a reduction in the size of the Board, age precluding a re-nomination, the identification of a new nominee, or the desire to retire at the end of a term, or (ii) any non-employee director who resigns at Quanta’s convenience, including any resignation resulting from the non-employee director’s failure to receive a majority of the votes cast in an election for directors as required by Quanta’s Bylaws, will vest in full on the earlier of (a) May 28th of the year following the date of grant or (b) the day immediately preceding the date of the annual meeting of stockholders of the year following the date of grant.

Generally, meeting fees will not be paid. However, in order to compensate for the time required to accommodate extraordinary meeting activity, each non-employee director (or committee member, as applicable)

shall receive a fee for attendance at the tenth and any subsequent meeting of the Board or the tenth and any subsequent meeting of such committee, in each case during a single director service year, as follows: $2,000 for attendance at a board meeting in person; $1,000 for participation at a board meeting by telephone; $1,000 for attendance at a committee meeting in person; and $500 for participation at a committee meeting by telephone.

Directors are reimbursed for reasonable out-of-pocket expenses incurred to attend meetings of the Board or the committees thereof, and for other expenses reasonably incurred in their capacity as directors of Quanta. Directors who also are employees of Quanta or any of its subsidiaries do not receive additional compensation for serving as directors. Currently, nine non-employee director nominees are standing for election at the annual meeting.

2012 Director Compensation Table

The following table sets forth the compensation for each non-employee director during the 2012 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James R. Ball	83,500	100,000	—	—	—	—	183,500
J. Michal Conaway	74,500	100,000	—	—	—	—	174,500
Ralph R. DiSibio	69,000	100,000	—	—	—	—	169,000
Vincent D. Foster	92,500	100,000	—	—	—	—	192,500
Bernard Fried	88,000	100,000	—	—	—	—	188,000
Louis C. Golm	88,500	100,000	—	—	—	—	188,500
Worthing F. Jackman	69,000	100,000	—	—	—	—	169,000
Bruce Ranck	93,000	100,000	—	—	—	—	193,000
Margaret B. Shannon (2)	25,014	69,041	—	—	—	—	94,055
Pat Wood, III	72,000	100,000	—	—	—	—	172,000

(1)	The amounts shown under “Stock Awards” reflect the aggregate grant date fair value (based on the closing price of Quanta’s common stock on the date of grant) of restricted stock granted during the fiscal year ended December 31, 2012, calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. The value ultimately realized by the director upon the actual vesting of the award(s) may or may not be equal to this determined value. As of December 31, 2012, each of the non-employee directors identified in the table above, other than Ms. Shannon, held 9,545 shares of outstanding and unvested restricted stock, and Ms. Shannon held 2,686 shares of outstanding and unvested restricted stock.

(2)	Ms. Shannon was appointed to the Board on December 6, 2012.

EXECUTIVE OFFICERS

Our current executive officers are as follows:

Name	Age	Position(s) with Quanta
John R. Colson	65	Executive Chairman and Director
James F. O’Neil III	54	President, Chief Executive Officer and Director
Earl C. (Duke) Austin, Jr.	43	Chief Operating Officer
James H. Haddox	64	Executive Vice President
Derrick A. Jensen	42	Chief Financial Officer
Gérard J. Sonnier	54	Vice President and General Counsel
Nicholas M. Grindstaff	50	Vice President — Finance and Treasurer
Wilson M. Yancey, Jr.	68	Vice President — Health/Safety and Environmental
Peter B. O’Brien	43	Vice President — Tax
Paul F. Yust	59	Vice President — Information Technology

For a description of the business background of Mr. O’Neil, see “Proposal No. 1 — Election of Directors” above.

John R. Colson has been a member of the Board of Directors since 1998 and has served as Executive Chairman of the Board of Directors since May 2011. He will continue to serve as Executive Chairman until his retirement effective as of the 2013 annual meeting. Mr. Colson previously served as our Chairman of the Board from 2002 to May 2011 and as our Chief Executive Officer from December 1997 to May 2011. He joined PAR Electrical Contractors, Inc. (PAR), an electrical specialty contractor and now a subsidiary of Quanta, in 1971 and served as its President from 1991 until December 1997. He served as a director of U.S. Concrete, Inc. from 1999 to 2006. He is currently a member of the National Electrical Contractors Association (NECA) and the Academy of Electrical Contracting, a director of the Missouri Valley Chapter of NECA, and a regent of the Electrical Contracting Foundation.

Earl C. (Duke) Austin, Jr. has served as our Chief Operating Officer since January 2013. He previously served as President of the Electric Power Division and Natural Gas and Pipeline Division from May 2011 to December 2012 and had responsibility for oversight of power and pipeline operations since January 2011. He served as President of the Natural Gas and Pipeline Division from October 2009 to May 2011 and as President of North Houston Pole Line, L.P., an electric and natural gas specialty contractor and now a subsidiary of Quanta, from 2001 until September 2009. He is currently a director of the Southwest Line Chapter of NECA. Mr. Austin holds a Bachelor of Arts in Business Management degree.

James H. Haddox has served as our Executive Vice President since May 2012. He previously served as our Chief Financial Officer from November 1997 to May 2012. He also served as our Secretary from December 1997 until March 1999 and as our Treasurer from December 1997 until September 1999. Mr. Haddox is a Certified Public Accountant.

Derrick A. Jensen has served as our Chief Financial Officer since May 2012. He previously served as our Senior Vice President — Finance, Administration and Chief Accounting Officer from March 2011 to May 2012, as our Vice President and Chief Accounting Officer from March 1999 to March 2011, and as our Controller from December 1997 until March 2009. Mr. Jensen became a Certified Public Accountant in the State of Texas in 1997.

Gérard J. Sonnier has served as our Vice President and General Counsel since March 2013. He previously served as Vice President and Assistant General Counsel — Litigation at Waste Management, Inc. from 2001 to 2012 and was also named Chief Foreign Corrupt Practices Act Compliance Officer of Waste Management, Inc. from 2009 to 2012. Prior to that time, he held several roles at Baker Hughes Incorporated, including Acting General Counsel and Chief Compliance Counsel from 2000 to 2001, Deputy General Counsel — Litigation from 1998 to 2000, and Chief Litigation Counsel from 1997 to 1998. Mr. Sonnier engaged in the private practice of law from 1983 to 1997 and holds a Juris Doctorate degree.

Nicholas M. Grindstaff has served as our Vice President — Finance since May 2011 and our Treasurer since October 1999. He previously served as a Vice President from March 2010 to May 2011 and as Assistant Treasurer from March 1999 until September 1999. Mr. Grindstaff holds a Master of Science in Accounting degree.

Wilson M. Yancey, Jr. has served as our Vice President — Health/Safety and Environmental since April 2010. He previously served as Quanta’s Director of Health/Safety and Environmental from June 1999 to April 2010. Mr. Yancey holds a Bachelor of Science in Business Management and has over thirty years of experience as a safety professional.

Peter B. O’Brien has served as our Vice President — Tax since May 2012. He previously served as our Tax Director from June 2000 to May 2012. Mr. O’Brien holds a Bachelor of Business Administration in Accounting degree and a Master in Professional Accounting degree and became a Certified Public Accountant in the State of Texas in 1995.

Paul F. Yust has served as our Vice President — Information Technology since March 2013. He was an independent contractor from 2011 to February 2013 and previously served as Vice President and Chief Information Officer of BJ Services Company from 2006 to 2010, Chief Information Officer of Kraton Polymers LLC from 2001 to 2005, and Vice President – Information Systems for Pioneer Companies, Inc. from 1990 to 2001. Mr. Yust holds a Masters in Business Administration degree and a Bachelor of Science degree in Electrical Engineering.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) describes Quanta’s executive compensation program for 2012. We use this program to attract, motivate and retain the employees who lead our business. In particular, this CD&A explains how the Compensation Committee made its compensation decisions for our named executive officers, or NEOs, for 2012 and describes how this compensation fits within the Compensation Committee’s guiding principles with respect to NEO compensation. Our NEOs for 2012 include six executive officers who are sometimes referred to herein as “continuing NEOs,” as well as two former executive officers, as follows:

•	John R. Colson, Executive Chairman;

•	James F. O’Neil III, President and Chief Executive Officer;

•	Earl C. (Duke) Austin, Jr., who served as President — Electric Power Division and Natural Gas and Pipeline Division throughout 2012 and was appointed Chief Operating Officer effective January 1, 2013;

•	James H. Haddox, who served as Chief Financial Officer until May 17, 2012 and as Executive Vice President thereafter;

•	Derrick A. Jensen, who served as Senior Vice President — Finance, Administration and Chief Accounting Officer until May 17, 2012 and as Chief Financial Officer thereafter;

•	Nicholas M. Grindstaff, Vice President — Finance and Treasurer;

•	Kenneth W. Trawick, who served as President — Telecommunications and Renewables Division until the sale of Quanta’s telecommunications subsidiaries on December 3, 2012; and

•	Darren B. Miller, who served as Vice President — Information Technology and Administration until the sale of Quanta’s telecommunications subsidiaries on December 3, 2012.

Quanta’s NEO compensation is primarily comprised of base salary, annual short-term incentives and long-term incentives. Our compensation philosophy links executive compensation to both individual and company performance. Base salaries are generally targeted at or near the median of our competitive market. Target annual incentives reflect competitive market levels and practices, with significant upside opportunity for performance above company performance target levels. Target award levels are designed to achieve total cash compensation slightly above the market median for superior performance, and performance measures are chosen to align the interests of executives with stockholders. Finally, long-term incentives, typically paid with equity, are designed to focus executives on the long-term financial performance of the company, along with achievement of strategic objectives.

The Compensation Committee believes that a significant portion of the target compensation of the NEOs should be performance-based and, therefore, at risk.

•

Approximately 76% of the target compensation in 2012 for the Chief Executive Officer was “at risk” performance-based compensation, variable based on the level of performance against incentive targets pursuant to the compensation plans described below, with 52% of the total compensation mix in equity awards.

•

Approximately 65%, on average, of target compensation in 2012 for the other continuing NEOs was “at risk” compensation contingent upon performance outcomes, with the largest percentage of the total compensation mix in equity awards.

The following graph reflects the mix of target compensation of our continuing NEOs in 2012:

NEO Target Compensation Mix

We and our customers continued to operate in a challenging business environment during 2012, with stringent regulatory and environmental requirements and only gradual recovery in the economy from recessionary levels. The Compensation Committee believes that, despite a year of regulatory, economic and election year uncertainties, the Chief Executive Officer and other NEOs excelled and that their compensation is commensurate with this performance.

Under Mr. O’Neil’s leadership, Quanta performed very well in 2012, with total shareholder return growing at 27%, well ahead of the 16% growth of the S&P 500. This return reflects strong demand for Quanta’s services and efficient project execution. Quanta generated record revenues and operating income in 2012, with revenues increasing 41% from the prior year. Increased operating margins drove year-over-year growth of more than 140% in diluted earnings per share from continuing operations. Additionally, we ended 2012 with backlog at a record total of $7 billion.

With increased incentive payouts for the 2012 performance year due to overall performance exceeding target, equity-based incentive awards for 2012 represented a substantial portion of each NEO’s compensation as a percentage of total direct compensation (base salary, short-term cash incentive and long-term equity incentive).

The following graph sets forth the mix of actual total direct compensation of our continuing NEOs for the 2012 performance year, consisting of the 2012 base salary rate, short-term cash incentive awards pursuant to the annual incentive plan and the value of long-term equity incentive awards pursuant to the supplemental incentive plan for the 2012 performance year:

2012 NEO Total Direct Compensation Mix

Equity-based awards will continue to play an important role in this challenging economic environment because they provide incentives for the creation of stockholder value and promote an ownership culture. As Quanta moves forward into 2013, the Compensation Committee is aware of the difficult business environment, the continuing uncertainty in the marketplace, and the resulting challenges with respect to executive compensation. The Compensation Committee continues to monitor trends and developments to ensure that Quanta provides the appropriate executive compensation incentives and remains competitively positioned for executive talent, while not encouraging excessive risk-taking by management.

The Compensation Committee desires to provide target total direct compensation for each NEO within +/-15% of the median for comparable officers in our peer group. The company short-term and long-term performance goals against which we measured performance were exceeded in 2012, resulting in above-target awards to each NEO. The Compensation Committee believes that the total direct compensation for 2012 for Quanta’s NEOs is reasonable and appropriate, considering that Quanta exceeded its financial performance goals and the individuals achieved substantially all of their individual strategic goals in 2012.

Compensation Committee

Overview

The Compensation Committee administers the compensation programs for all of our NEOs. As described above under “Corporate Governance – Compensation Committee,” the Board has determined that each member of the Compensation Committee is “independent” within the meaning of SEC regulations, the NYSE corporate governance listing standards and our Corporate Governance Guidelines. The Compensation Committee’s guiding principles with respect to NEO compensation are:

•	to align our NEOs’ incentives with short-term and long-term stockholder value creation;

•	to attract, motivate and retain the best possible executive officer talent by maintaining competitive compensation programs;

•	to tie cash and stock incentives to the achievement of measurable company, business unit and individual performance goals that are linked to our long-term strategic plans; and

•	to promote an ownership culture.

In the first quarter of each fiscal year, the Compensation Committee determines the terms of our annual, supplemental and discretionary incentive plans (each of which is described below) and establishes the current fiscal year’s company financial performance goals and individual strategic performance goals that will be used in evaluating the performance of each NEO under such incentive plans. In addition, the Compensation Committee establishes prospective base salary rates and target incentive percentages and amounts for each NEO for the current fiscal year. Following the end of the fiscal year, the Compensation Committee meets to discuss our prior year’s financial performance, to evaluate the performance of our NEOs relative to applicable performance goals, and to determine the amounts, if any, that will be awarded to each NEO under our annual, supplemental and discretionary incentive plans for the prior fiscal year.

The Compensation Committee seeks to maintain the competitiveness of our executive compensation levels with those of our peers and competitors and considers various factors in determining overall compensation and the individual components of compensation of each NEO, including (i) the results of compensation benchmarking studies which included an analysis of peer group and published compensation survey data, (ii) economic and market conditions, (iii) the effects of inflation, (iv) changes in our business operations, (v) changes in the compensation practices of our competitors, (vi) the executive officer’s position, experience, length of service and performance, (vii) company performance and (viii) the judgment of each member of the Compensation Committee based upon prior experiences with executive compensation matters. The influence of these factors on NEO compensation is discussed further below.

Use of Compensation Benchmarking Studies

One of the Compensation Committee’s guiding principles is to attract, motivate and retain the best possible executive officer talent, which is important to the success of our business. Consistent with this guiding principle, the Compensation Committee desires to provide target total direct compensation for our NEOs within +/-15% of the median for comparable officers in our peer group. To determine competitive market pay levels, the Compensation Committee utilizes a compensation benchmarking study which includes an analysis of peer group and published compensation survey data for our industry that is prepared and compiled for the committee by outside consultants. This data assists the Compensation Committee in establishing the overall compensation levels for our NEOs and determining the relative weighting of individual components of compensation.

Although the compensation benchmarking studies play an important role in establishing competitive compensation practices, the Compensation Committee uses such studies only as a point of reference and not as a determinative factor for our NEOs’ compensation. The compensation benchmarking studies do not supplant the significance of individual and company performance that the Compensation Committee considers when making compensation decisions. Because the information provided by a compensation benchmarking study is just one piece of information utilized in setting executive compensation, the Compensation Committee exercises discretion in determining the nature and extent of its use.

The Compensation Committee Charter grants to the Compensation Committee the authority to retain, at Quanta’s expense, advisors and compensation consultants and to approve their compensation. These advisors report directly to the Compensation Committee.

In early 2012, the Compensation Committee independently retained Ernst & Young LLP (“E&Y”) to perform a compensation benchmarking study (the “2012 E&Y Compensation Benchmarking Study”) providing market data on base salary, target total cash compensation (base salary plus target annual incentive compensation) and total direct compensation (target total cash compensation plus the value of long-term incentives) for six executive officer level positions. E&Y, with input from our management and Compensation Committee approval, selected the following eleven companies for inclusion in the 2012 E&Y Compensation Benchmarking Study. These companies were chosen based on industry (i.e., either a direct competitor of Quanta or providing similar services to those offered by Quanta), scope of operations, company size (i.e., revenue, market capitalization, number of employees), and geography:

•	Chicago Bridge & Iron Company N.V.

•	Dycom Industries, Inc.

•	Emcor Group, Inc.

•	Fluor Corporation

•	Jacobs Engineering Group Inc.

•	MasTec, Inc.
•	MYR Group Inc.

•	Pike Electric Corporation

•	The Shaw Group Inc.

•	URS Corporation

•	Wilbros Group Inc.

In late 2012, the Compensation Committee independently retained Deloitte to examine Quanta’s executive compensation program and pay practices and to review the competitiveness of our executive compensation program relative to a public company peer group and survey data (the “2012 Deloitte Compensation Benchmarking Study”). The 2012 Deloitte Compensation Benchmarking Study assessed Quanta’s executive compensation program and pay practices, taking into account our compensation strategy and business objectives, as well as market conventions and leading practices. Deloitte recommended that the peer group be expanded to consist of fifteen to twenty companies. Deloitte assembled a group of companies for the purpose of obtaining competitive data and, with input from our management and Compensation Committee approval, selected the following eighteen companies for inclusion in the 2012 Deloitte Compensation Benchmarking Study:

•	AECOM Technology Corporation

•	Baker Hughes Incorporated

•	Chicago Bridge & Iron Company N.V.

•	Emcor Group, Inc.

•	Flowserve Corp.

•	Fluor Corporation

•	FMC Technologies, Inc.

•	Foster Wheeler AG

•	Jacobs Engineering Group Inc.
•	KBR, Inc.

•	MasTec, Inc.

•	MYR Group Inc.

•	Oceaneering International, Inc.

•	Pike Electric Corporation

•	Superior Energy Services, Inc.

•	The Shaw Group Inc.

•	URS Corporation

•	Weatherford International Ltd.

These companies were chosen based on (i) market competition, including companies that compete with Quanta for customers, executive talent and investors, (ii) organization size, with financial characteristics ranging from one-half to two times Quanta’s revenues or market capitalization, and (iii) industry, including companies in the heavy construction industry and companies that serve oil and gas or power transmission companies. Deloitte recommended that two companies in the former peer group be eliminated due to the low market capitalization of these companies relative to Quanta. Based on projected 2012 revenues and market capitalization as of September 30, 2012, Quanta was positioned at the 50th percentile and 65th percentile, respectively, of the new peer group, as opposed to the 62nd and 90th percentile, respectively, of the former peer group. The Compensation Committee may periodically update the companies in future compensation benchmarking studies as a result of mergers, acquisitions, new publicly traded companies and other changes, using the criteria outlined above.

The 2012 E&Y Compensation Benchmarking Study provided detailed information regarding compensation programs, and the average and median compensation levels, of our peer group. The 2012 Deloitte Compensation Benchmarking Study compared base salary, target total cash compensation, long term incentive opportunity, and target total direct compensation to market medians based on position as well as rank. Both E&Y and Deloitte also utilized several sources of published compensation survey data by matching, to the extent possible, with management’s input, the titles and job descriptions of our NEOs with those in the surveys to provide additional competitive compensation information. Neither E&Y nor Deloitte provided, nor were they asked by the Compensation Committee to provide, recommendations as to specific compensation payments to our NEOs. Both E&Y and Deloitte reported directly to the Committee, but were authorized by the Committee to communicate with executive officers to obtain information.

Management’s Role in the Compensation-Setting Process

Our Chief Executive Officer plays an important role in setting the compensation of our NEOs (other than with respect to himself and the Executive Chairman). Although our Chief Executive Officer, after taking into account input from other members of management, makes recommendations to the Compensation Committee, the Compensation Committee has final authority and complete discretion in ultimately determining and setting NEO compensation plans, goals, targets, salaries and awards.

In the first quarter of each fiscal year, our Chief Executive Officer and certain other executive officers meet with the Compensation Committee to propose Quanta’s overall financial performance goals for the current fiscal year. The Compensation Committee reviews these financial goals and adjusts them as it deems appropriate. Each individual who is expected to be an NEO (other than the Executive Chairman) also proposes his individual strategic goals for the upcoming fiscal year to our Chief Executive Officer. Our Chief Executive Officer reviews and modifies the submitted strategic goals, as he deems appropriate, and submits them, together with his own proposed individual strategic goals and those of the Executive Chairman, to the Compensation Committee for its consideration. The Compensation Committee then reviews, modifies, as necessary, and approves each NEO’s strategic goals for the current fiscal year. If, later during the year, it is determined that an individual who was not previously identified as a potential NEO will be an NEO, the Compensation Committee promptly reviews, modifies, as necessary, and approves the strategic goals of such individual. The financial performance goals and strategic goals approved by the Compensation Committee for the 2012 performance year are discussed below in “Elements of Executive Compensation” and “Executive Compensation Decisions for the 2012 Performance Year,” respectively.

Following the end of the fiscal year, the Compensation Committee uses Quanta’s financial performance goals, along with each NEO’s strategic goals, to determine payouts under our executive compensation plans. At the request of the Compensation Committee, our Chief Executive Officer and certain other executive officers also participate in the Compensation Committee’s review. The subject NEO is not present during the Compensation Committee’s discussion of such NEO’s individual performance relative to his respective goals and awards. Our Chief Executive Officer presents to the Compensation Committee his evaluation of the performance of the other NEOs (other than the Executive Chairman), taking into account each of their strategic goals, and his compensation recommendations as to each of them. The Compensation Committee considers these evaluations in determining payouts to be made, if any, pursuant to our incentive plans for the completed fiscal year under consideration, as well as salaries and incentive targets of the NEOs for the current fiscal year.

To assist the Compensation Committee as it makes its compensation decisions, management also provides detailed spreadsheets for the NEOs indicating, among other things:

•

the historical total direct compensation for NEOs, including base salary and cash and equity incentive awards, approved by the Compensation Committee for the NEOs under our incentive plans for the two years immediately preceding the completed fiscal year under consideration;

•	actual performance relative to financial performance goals and individual strategic goals for the NEOs for the completed fiscal year under consideration; and

•

the amounts of compensation that would be payable to each of our NEOs (other than as to himself and the Executive Chairman) for the current fiscal year assuming target payouts under our incentive plans.

These spreadsheets combine several elements of actual and targeted compensation of our NEOs, so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) and the total amount of actual and targeted compensation for each NEO for a particular performance year in connection with the Compensation Committee’s consideration of the factors influencing the various elements of NEO compensation.

2012 Compensation Committee Meetings

The Compensation Committee met a total of eleven times during the fiscal year ended December 31, 2012. The significant actions taken by the Compensation Committee with respect to executive compensation matters in 2012 include: (i) assessing performance against company financial performance goals and individual strategic goals and approving the payouts under our incentive plans relating to the 2011 performance year; (ii) retaining E&Y to conduct the 2012 E&Y Compensation Benchmarking Study; (iii) approving prospective base salary rates and target incentive percentages and amounts for certain executive officers for the 2012 performance year; (iv) adopting our annual, supplemental and discretionary incentive plans for the 2012 performance year; (v) approving the financial performance and individual strategic goals and related compensation targets for the 2012 performance year; (vi) considering the results of the 2012 stockholder advisory vote on executive compensation; (vii) evaluating prospective compensation consultants; (viii) retaining Deloitte to conduct the 2012 Deloitte Compensation Benchmarking Study; (ix) determining the compensation and other employment terms reflected in new employment agreements with the Chief Financial Officer, the Executive Vice President and the Chief Operating Officer, respectively, upon assuming their new roles; (x) considering the treatment of employees associated with Quanta’s telecommunications operations upon the disposition of our telecommunications subsidiaries, including approving the acceleration of vesting with respect to outstanding restricted stock awards held by affected employees, as well as separation arrangements for certain executive officers; (xi) reviewing Quanta’s executive compensation program and pay practices and considering alternative incentive plan designs; and (xii) evaluating the independence of compensation consultants retained by the Compensation Committee.

Consideration of Say-on-Pay Results

The Compensation Committee considered the results of the 2012 advisory “say-on-pay” proposal in connection with the discharge of its responsibilities. Because 98% of our stockholders voting on the “say-on-pay” proposal approved the compensation of our NEOs as described in our proxy statement in 2012, the Compensation Committee did not implement significant changes to our executive compensation program as a result of the stockholder advisory vote. In response to the stockholder vote, the Compensation Committee intends to seek stockholder guidance on executive compensation by conducting future advisory votes on executive compensation annually until the next stockholder advisory vote on the frequency of future advisory votes. See “Changes to 2013 Compensation Program” below for additional information about prospective changes to Quanta’s compensation program.

Elements of Executive Compensation

The key components of our current compensation program for our NEOs are summarized in the table below. Each component of our compensation program has a critical role in creating compensation payouts that motivate and reward strong performance and retaining the NEOs who deliver such performance. The Compensation Committee considers each compensation component individually and all compensation components in the aggregate when making decisions regarding amounts that may be awarded under each other compensation component.

Compensation Element	Form of Compensation	Performance Criteria	Purpose
Base Salary	Cash	Individual performance and experience in the role are factors in determining base salaries.	To provide fixed compensation necessary to attract and retain key executives and to offset the cyclicality in our business that may impact variable pay year-to-year.

Short-Term Incentive	Cash	Tied to the achievement of an annual operating income goal reviewed and approved by the Compensation Committee.	To provide incentives to our employees to achieve performance goals and to reward our employees for the achievement of those goals.

Long-Term Incentive	Equity-based awards	Tied to the achievement of an annual return on equity financial performance goal and individual strategic goals reviewed and approved by the Compensation Committee.	To create a strong incentive for our key management members to achieve our short- and long-term performance objectives, strategic plan and individual goals, and to align management’s interests with our stockholders’ interests.

Perquisites	Financial Planning Services Paid Health Insurance Premiums Limited Use of Corporate Aircraft	N/A	To provide a competitive compensation package and, in certain cases, to optimize an executive officer’s time.

Exercise of Discretion in Executive Compensation Decisions

The Compensation Committee has complete discretion to withhold payment pursuant to any of our incentive compensation plans irrespective of whether we or our NEOs have successfully met the goals set under these plans. For example, awards earned pursuant to the annual incentive plan and supplemental incentive plan described below are generally intended to qualify as performance-based compensation and are paid or issued as performance compensation awards under and subject to the terms of the Quanta Services, Inc. 2011 Omnibus Equity Incentive Plan (the “Omnibus Plan”). The Compensation Committee may exercise negative discretion, as permitted by the incentive plans and the Omnibus Plan, to reduce incentive awards to amounts determined by the Committee to be appropriate.

“Clawback” Policy

The Compensation Committee adopted a “clawback” policy embodied in the annual and supplemental incentive plans for the 2012 performance year that permits the Compensation Committee to recover certain incentive compensation from executive officers and other key employees in accordance with applicable law where the payment was based upon the achievement of certain financial results that were subsequently the subject of a restatement. Based on its review and judgment, the Compensation Committee may seek to recover any amount that it determines was received inappropriately by these individuals.

Equity Award Grant Practices

The Compensation Committee meets in the first quarter of each fiscal year to, among other things, grant equity awards, including, as discussed above, equity awards to our NEOs. This meeting occurs after our earnings release for the fourth quarter of the prior fiscal year to allow the Compensation Committee to have complete financial results for the prior fiscal year at the time that it evaluates our performance and that of our NEOs. The Compensation Committee may, in its discretion, also grant awards throughout the year in connection with the hiring of a new executive officer or the promotion of an employee to an executive officer position. Our practice has been to grant equity awards in the form of restricted stock, using the closing market price on the date of grant to determine the value of the award. In December 2012, the Compensation Committee determined that future equity awards would generally be granted in the form of restricted stock units that will be settled in stock upon vesting. The Compensation Committee also decided to use the average of the closing prices of Quanta’s common stock for the twenty consecutive trading days immediately preceding the date of grant for purposes of determining the number of shares with an aggregate value equal to the dollar amount to be awarded. It is not the intention of the Compensation Committee to time the granting of any awards under our incentive plans, including those made to newly hired or newly promoted executive officers, with the release of any material, non-public information.

Executive Compensation Decisions for the 2012 Performance Year

Base Salary

Base salary is a critical element of our NEO compensation because it provides NEOs with a base level of monthly income that is consistent with competitive practices. Base salaries for NEOs, including our Executive Chairman and our Chief Executive Officer, are determined annually by the Compensation Committee, taking into account such factors as competitive industry salaries (especially the salary practices of companies in our peer group), a subjective assessment of the nature of the position, and the contribution, experience, level of responsibility and length of service of the NEO. While base salaries provide a basic level of economic security for our NEOs, a significant portion (approximately two-thirds on average) of an NEO’s target total direct compensation is performance-based compensation pursuant to the incentive compensation plans described below.

The following table reflects the increases in base salaries approved by the Compensation Committee during 2012:

Named Executive Officer	2011 Base Salary (through March 30, 2012)	2012 Base Salary (effective April 1, 2012)		Percentage Increase
Mr. Colson	$874,100	$900,000		3.0%
Mr. O’Neil	$750,000	$825,000		10.0%
Mr. Austin	$475,000	$550,000		15.8%
Mr. Haddox	$524,460	$540,193		3.0%
Mr. Jensen	$325,000	$350,000	(a)	7.7	%(a)
Mr. Grindstaff	$250,000	$257,500		3.0%
Mr. Trawick	$480,755	$495,177		3.0%
Mr. Miller	$296,220	$305,106		3.0%

(a)	As described in “Executive Succession Matters” below, the Compensation Committee subsequently increased Mr. Jensen’s base salary by 20.0% to $420,000 per year, effective upon the promotion of Mr. Jensen to Chief Financial Officer as of May 17, 2012.

Based on the results of the 2012 E&Y Compensation Benchmarking Study, published compensation survey data, the annual wage increase under Quanta’s collective bargaining agreement with the International Brotherhood of Electrical Workers and certain other applicable unions, recent inflation data and the 3% base salary raise generally approved for Quanta’s other corporate employees, the Compensation Committee decided to approve a 3% increase in annual base salary for Messrs. Colson, Haddox, Grindstaff, Trawick and Miller. The Compensation Committee approved base salary increases of 10.0%, 15.8% and 7.7%, respectively, for Messrs. O’Neil, Austin and Jensen, concluding that a higher percentage increase than the other named executive officers was warranted, based in part upon expanded responsibilities, strong performance in light of individual performance objectives and also to better align their base salaries with those of executives with similar positions and responsibilities at companies in our peer group.

Annual Incentive Plan

Our annual incentive plan is designed to provide our NEOs with performance awards payable annually in cash in recognition of Quanta achieving a specified financial performance goal that is approved by the Compensation Committee (as discussed below). The Compensation Committee elects to pay such performance awards in cash.

Each NEO’s award pursuant to the plan is determined based on the achievement by Quanta of an operating income goal, which the Compensation Committee believes encourages our NEOs to increase stockholder value by focusing on growth in revenue, while maintaining cost discipline. For purposes of the annual incentive plan, operating income is defined as operating income, excluding amortization of intangibles, gain (loss) on sale of assets and non-cash compensation, less interest expense, net of interest income. Performance against the budgeted operating income goal is measured after accrual of the incentive bonus payouts earned (both cash and equity) by corporate plan participants. For the 2012 performance year, the Compensation Committee initially established the operating income financial performance goal at $393,068,000. This goal was subject to equitable adjustments in the Compensation Committee’s discretion to account for events that significantly impact, positively or negatively, Quanta’s ability to achieve the originally established goal. The Compensation Committee subsequently increased the operating income financial performance goal to $408,042,000 to adjust for the contribution by four businesses acquired by Quanta during 2012 and later decreased the operating income financial performance goal to $405,456,000 to adjust for the sale of Quanta’s telecommunications subsidiaries in 2012.

The payout for each NEO under the annual incentive plan relates to a percentage of such NEO’s salary (the “AIP Target Incentive”). The Compensation Committee, after taking into account, among other things, the results of the 2012 E&Y Compensation Benchmarking Study and published compensation survey data, as well as the individual NEO’s position, experience, level of responsibility and length of service, established the AIP Target Incentives for the 2012 performance year for Messrs. Colson, O’Neil and Austin as 100% of their respective base salaries, for Messrs. Haddox, Jensen and Trawick as 90% of their respective base salaries, and for Messrs. Grindstaff and Miller as 50% of their respective base salaries.

Based upon the sliding performance/payout scale adopted by the Compensation Committee, NEOs could earn cash awards under the annual incentive plan for 2012 as follows (when the attainment of the performance goal falls between the designated percentages in the table below, the cash awards are determined by interpolation):

Percentage of Operating Income Goal Attained	Payout as a Percentage of AIP Target Incentive
Less than 75%	0%
75%	25%
80%	40%
85%	55%
90%	70%
95%	85%
100%	100%
110%	130%
120%	175%
130%	185%
140%	195%
150% or greater	200%

For the 2012 performance year, Quanta achieved operating income as calculated pursuant to our annual incentive plan of approximately $574,674,000, which represented approximately 139% of its operating income goal under the annual incentive plan and equated to a payout of 194% of the AIP Target Incentive. After an evaluation of Quanta’s achievement of the operating income financial performance goal during the 2012 performance year, the Compensation Committee awarded the following cash incentives to the NEOs under the annual incentive plan:

Named Executive Officer	Base Salary	AIP Target Incentive	Percent Payout of AIP Performance Goal	Incentive Award Earned
Mr. Colson	$900,000	100%	194%	$1,746,001
Mr. O’Neil	$825,000	100%	194%	$1,600,500
Mr. Austin	$550,000	100%	194%	$1,067,000
Mr. Haddox	$540,193	90%	194%	$943,178
Mr. Jensen	$420,000	90%	194%	$733,320
Mr. Grindstaff	$257,500	50%	194%	$249,775
Mr. Trawick	$495,177	90%	194%	$864,579
Mr. Miller	$305,106	50%	189%	$288,326	(a)

(a)	As described in “Executive Succession Matters” below, pursuant to the terms of the letter agreement entered into in connection with Mr. Miller’s termination of employment, Mr. Miller received a lump sum payment of $288,326, representing the amount, calculated as of September 30, 2012, that would have been payable pursuant to the annual incentive plan in connection with 2012 service if Mr. Miller had remained in his position through the bonus payment date for continuing employees.

Supplemental Incentive Plan

Our supplemental incentive plan compensates our NEOs based upon Quanta’s performance against a specified financial performance goal and the NEOs’ individual performance against specified strategic goals. The first component, which accounts for 50% of the total target payout under the supplemental incentive plan, is based on Quanta’s achievement of a return on equity (“ROE”) financial performance goal (the “ROE Component”), while the second component, which accounts for the remaining 50% of the payout opportunity, is based on the NEO’s achievement of certain approved individual strategic goals (the “Strategic Goal Component”). The Compensation Committee believes that ROE measures our effectiveness in generating financial return relative to stockholders’ equity. The Compensation Committee also believes that the payout opportunity of the Strategic Goal Component allows the Compensation Committee to reward the achievement of strategic goals that are important to the long-term success of Quanta, independent of whether Quanta has achieved its financial performance goals for a fiscal year.

The payouts under both components of the supplemental incentive plan are dependent on a specified dollar amount for each NEO determined by the Compensation Committee to be subject to the plan (the “SIP Target Incentive”). The Compensation Committee considered, among other things, the results of the 2012 E&Y Compensation Benchmarking Study and published compensation survey data, as well as the individual NEO’s position, experience, level of responsibility and length of service, in establishing the SIP Target Incentives for the 2012 performance year. Specifically, for the 2012 performance year, the Compensation Committee established the SIP Target Incentive for each of our NEOs as follows: Mr. Colson, $1,800,000; Mr. O’Neil, $1,800,000; Mr. Austin, $700,000; Mr. Haddox, $500,000; Mr. Jensen, $375,000; Mr. Grindstaff, $125,000; Mr. Trawick, $450,000; and Mr. Miller, $150,000. As described in “Executive Succession Matters” below, the Compensation Committee subsequently increased Mr. Jensen’s SIP Target Incentive to $425,000 upon his promotion to Chief Financial Officer.

For purposes of the ROE Component, the ROE financial performance goal is broadly defined as the quotient of the budgeted amount of net income excluding amortization of intangibles (measured after accrual of the incentive bonus payouts earned by corporate plan participants), divided by average tangible stockholder’s equity, as adjusted for certain items. For the 2012 performance year, the Compensation Committee established the ROE financial performance goal at 12.5%. The Compensation Committee subsequently decreased the ROE financial performance goal to 12.4% to adjust for the sale of Quanta’s telecommunications subsidiaries in 2012. Based upon the sliding performance/payout scale adopted by the Compensation Committee for 2012, NEOs could earn awards under the ROE Component up to the following amounts (when the attainment of the performance goal falls between the designated percentages in the below table, the awards are determined by interpolation):

Percentage of ROE Component Attained	Payout as a Percentage of SIP Target Incentive (ROE Component)
Less than 75%	0%
75%	25%
80%	40%
85%	55%
90%	70%
95%	85%
100%	100%
110%	130%
120%	175%
130%	185%
140%	195%
150% or greater	200%

For the 2012 performance year, Quanta achieved ROE of 19.3%, which represented approximately 156% of the ROE goal under our supplemental incentive plan and equated to a payout of 200% of the ROE Component of the SIP Target Incentive.

The Strategic Goal Component, which accounts for the remaining 50% of the payout opportunity under the supplemental incentive plan, is based on achieving certain individual strategic goals that are approved annually by the Compensation Committee for each NEO and which generally relate to both quantitative and qualitative measures of performance that the Compensation Committee believes create stockholder value. In determining payouts under the Strategic Goal Component, the Compensation Committee also considers each NEO’s demonstration of ethical behavior and compliance with our Code of Ethics and Business Conduct. NEOs could earn awards ranging from zero to 100% of target based on the NEO’s achievement of approved individual strategic goals.

Awards under the supplemental incentive plan can be paid in cash, restricted stock, restricted stock units (RSUs) or a combination thereof at the Compensation Committee’s discretion. In recent years, awards have been paid in restricted stock that vests over three years in equal annual installments. For the 2012 performance year, awards to continuing NEOs were paid in RSUs that vest over three years in equal annual installments and settle in common stock. Mr. Trawick, whose employment terminated upon Quanta’s sale of its telecommunications subsidiaries, was paid in cash. The Compensation Committee believes that these equity-based awards provide a concrete link between our NEOs’ compensation and the creation of stockholder value and encourage executive officer retention. To adjust equity-based awards to their cash equivalent, the Compensation Committee applies to the dollar value of each equity-based award a multiplier intended to reflect the risk and liquidity premiums that a cash award has relative to an equity-based award of the same dollar value. For the 2012 performance year, the Compensation Committee established the multiplier at 110%.

The Compensation Committee approved awards under the supplemental incentive plan for Quanta’s level of achievement of the ROE Component and the level of achievement with respect to each NEO’s Strategic Goal Component:

ROE Component

Named Executive Officer	SIP Target Incentive (ROE Component)	Percent Payout of SIP Performance Goal (ROE Component)	Incentive Award Earned(a)
Mr. Colson	$900,000	200%	$1,800,000
Mr. O’Neil	$900,000	200%	$1,800,000
Mr. Austin	$350,000	200%	$700,000
Mr. Haddox	$250,000	200%	$500,000
Mr. Jensen	$212,500	200%	$425,000
Mr. Grindstaff	$62,500	200%	$125,000
Mr. Trawick	$225,000	200%	$450,000
Mr. Miller	$75,000	NA (b)	$—	(b)

(a)	The supplemental incentive plan applies a multiplier to the dollar value of equity-based awards issued in lieu of cash awards thereunder to adjust equity-based awards to their cash equivalent. The supplemental incentive plan awards to continuing NEOs were paid in RSUs with an aggregate value (based on the average of the closing prices of Quanta’s common stock for the twenty consecutive trading days immediately preceding the date of grant) of 110% of the incentive award earned. The supplemental incentive plan award to Mr. Trawick, whose employment terminated upon the sale of Quanta’s telecommunications subsidiaries, was paid in cash.
(b)	As described in “Executive Succession Matters” below, pursuant to the terms of the letter agreement entered into in connection with Mr. Miller’s termination of employment, Mr. Miller did not receive an incentive award pursuant to the supplemental incentive plan.

Strategic Goal Component

Named Executive Officer	SIP Target Incentive (Strategic Goal Component)	2012 Strategic Goals	Percent Achievement of Strategic Goals	Incentive Award Earned(a)
Mr. Colson	$900,000	Providing Board leadership; developing a strategic plan for international business; increasing international revenues, human resources and project management capabilities; and mentoring executive personnel	95%	$855,000

Mr. O’Neil	$900,000	Outperforming acquisition evaluation economics; achieving consolidated safety and safety leadership goals; managing executive officer transitions; implementing leadership development initiatives; and optimizing the strategic plan	95%	$855,000

Mr. Austin	$350,000	Outperforming acquisition evaluation economics; attaining specified financial objectives within managed divisions; achieving specified safety and safety leadership goals; and improving operational effectiveness	95%	$332,500

Mr. Haddox	$250,000	Managing Quanta’s oversight of certain strategic investments; facilitating development of international operations; transitioning key elements of chief financial officer functions, as well as banking and bonding relationships; and facilitating acquisition due diligence	95%	$237,500

Mr. Jensen	$212,500	Enhancing the dissemination of financial information; optimizing the return on global financial system software; finalizing implementation of strategic planning software; developing a comprehensive information technology strategy; and implementing a leadership development initiative	95%	$201,875

Mr. Grindstaff	$62,500	Maintaining Treasury function operations within internal control structure; finalizing implementation of strategic planning software; enhancing the dissemination of financial information; optimizing the return on global financial system software; and improving capital expenditure processes	92%	$57,500

Mr. Trawick	$225,000	Attaining specified financial objectives within managed divisions; achieving specified safety and safety leadership goals; and generating specified revenues and margins in certain managed divisions	100%	$225,000

Mr. Miller	$75,000	Facilitating the transition to new financial software; further integrating support functions within operating units; optimizing the return on global financial system software; developing a comprehensive information technology strategy; and implementing leadership development initiatives	NA (b)	$—	(b)

(a)	The supplemental incentive plan applies a multiplier to the dollar value of equity-based awards issued in lieu of cash awards thereunder to adjust equity-based awards to their cash equivalent. The supplemental incentive plan awards to continuing NEOs employed by Quanta at the end of fiscal year 2012 were paid in RSUs with an aggregate value (based on the average of the closing prices of Quanta’s common stock for the twenty consecutive trading days immediately preceding the date of grant) of 110% of the incentive award earned. The supplemental incentive plan award to Mr. Trawick, whose employment terminated upon the sale of Quanta’s telecommunications subsidiaries, was paid in cash.

(b)	As described in “Executive Succession Matters” below, pursuant to the terms of the letter agreement entered into in connection with Mr. Miller’s termination of employment, Mr. Miller did not receive an incentive award pursuant to the supplemental incentive plan.

Executive Succession Matters

On April 2, 2012, Quanta announced that Mr. Haddox, then Chief Financial Officer, would assume the role of Executive Vice President on May 17, 2012, and that Mr. Jensen, then Senior Vice President — Finance, Administration and Chief Accounting Officer, would succeed Mr. Haddox as Chief Financial Officer at that time. In connection with this transition, the Compensation Committee examined the roles and responsibilities for Mr. Haddox as Executive Vice President and for Mr. Jensen as Chief Financial Officer and considered the results of the 2012 E&Y Compensation Benchmarking Study.

Based on the benchmarking data and the Compensation Committee’s understanding that Mr. Haddox would continue to work full time in the Executive Vice President role through March 31, 2013 and half-time thereafter through March 31, 2014, the Compensation Committee concluded that the proposed compensation of Mr. Haddox as Executive Vice President should remain unchanged, comprised of a base salary of $540,193, an AIP Target Incentive of 90%, and a SIP Target Incentive in the amount of $500,000 through March 31, 2013, followed by compensation at half of the then current base salary rate, an unchanged annual incentive target percentage, and half of the then current supplemental incentive target amount through March 31, 2014.

Additionally, the Compensation Committee considered the increase in compensation and changes in the mix of compensation that would be warranted for Mr. Jensen as incoming Chief Financial Officer. As a reference point, the Compensation Committee determined that compensation within +/- 15% of the 50th percentile of competitive market total direct compensation would be appropriate. Therefore, the Compensation Committee concluded that, effective upon Mr. Jensen’s appointment as Chief Financial Officer on May 17, 2012, an annual base salary of $420,000 (increasing from $350,000 previously established for 2012), an AIP Target Incentive of 90% (unchanged), and a SIP Target Incentive in the amount of $425,000 (increasing from $375,000 previously established for 2012) would be appropriate. The Compensation Committee also authorized the grant of a restricted stock award to Mr. Jensen on May 17, 2012, consisting of the number of shares of Quanta’s common stock having a fair market value as of the close of business on such date equal to $200,000.

On December 21, 2012, Quanta announced the promotion of Mr. Austin, then the President of our Electric Power Division and Natural Gas and Pipeline Division, to Chief Operating Officer, effective as of January 1, 2013. In connection with the promotion, the Compensation Committee examined Mr. Austin’s responsibilities as Chief Operating Officer and reexamined the results of the 2012 Deloitte Compensation Benchmarking Study. Based on the benchmarking data, the Compensation Committee concluded that, effective upon the appointment of Mr. Austin as Chief Operating Officer on January 1, 2013, an annual base salary of $600,000 (increasing from $550,000 previously established for 2012), an AIP Target Incentive of 100% (unchanged), and an SIP Target Incentive in the amount of $1,000,000 (increasing from the 2012 target incentive of $700,000) would be appropriate. The Compensation Committee also authorized the grant of a restricted stock award to Mr. Austin on January 2, 2013, consisting of the number of shares of Quanta’s common stock having a fair market value (based on the average of the closing prices of Quanta’s common stock for the twenty consecutive trading days immediately preceding the date of grant) equal to $250,000.

Executive Separation Matters upon Disposition of Business

On December 3, 2012, we sold our telecommunications subsidiaries comprising substantially all of our domestic telecommunications infrastructure services operations. In connection with this transaction, the Compensation Committee considered the treatment of employees associated with our telecommunications operations, including the acceleration of vesting with respect to outstanding restricted stock awards held by affected employees, as well as separation arrangements for certain executive officers. Effective upon the sale of Quanta’s telecommunications subsidiaries on December 3, 2012, Quanta’s employment of Mr. Trawick, our then current President — Telecommunications and Renewables Division, and Mr. Miller, our then current Vice President – Information Technology and Administration, terminated.

In connection with the transaction, the Board approved Amendment No. 1 to the Company’s 2007 Stock Incentive Plan on November 16, 2012 to eliminate from the 2007 Stock Incentive Plan (the “Stock Plan”) certain minimum service conditions required for vesting of awards of restricted stock. The Compensation Committee approved the waiver of forfeiture restrictions and accelerated full vesting of awards of restricted stock under the Stock Plan and the Omnibus Plan held by certain employees impacted by the transaction, including Messrs. Trawick and Miller. The accelerated vesting and waiver of forfeiture restrictions was conditioned upon and effective as of the closing of the transaction.

Pursuant to a letter agreement between Quanta and Mr. Trawick dated November 19, 2012, effective as of December 3, 2012, Quanta made a lump-sum payment to Mr. Trawick in the amount of $536,442, less applicable taxes, representing one year’s salary, plus an additional one month’s salary in lieu of thirty days’ notice required under his employment agreement. In addition, pursuant to the letter agreement, Quanta paid $269,000, less applicable taxes, to Mr. Trawick in consideration for his execution of a release, Mr. Trawick remained eligible to receive bonuses, if any, that would be payable to him in respect of 2012 as if he had remained in his position through the bonus payment date in accordance with the Company’s incentive plans, as determined by the Compensation Committee, and the vesting of 24,769 shares of restricted stock held by Mr. Trawick was accelerated.

Pursuant to a letter agreement between Quanta and Mr. Miller dated November 29, 2012, effective as of December 3, 2012, Quanta made a lump-sum payment to Mr. Miller in the amount of $330,531, less applicable taxes, representing one year’s salary, plus an additional one month’s salary in lieu of thirty days’ notice required under his employment agreement. Additionally, in consideration for his execution of a release, Quanta paid $288,326, less applicable taxes, to Mr. Miller, representing the amount, calculated as of September 30, 2012, that would have been payable pursuant to the annual incentive plan in connection with 2012 service if Mr. Miller had remained in his position through the bonus payment date for continuing employees, and the vesting of 10,879 shares of restricted stock held by Mr. Miller was accelerated. Quanta also agreed, should Mr. Miller elect to receive health insurance coverage under the Consolidated Omnibus Reconciliation Act of 1985 (COBRA), to pay the COBRA premiums for Mr. Miller and his covered dependents for a period of six months. Finally, pursuant to the letter agreement, Quanta engaged Mr. Miller for the performance of transition services for a term of six months, renewable at Quanta’s option for up to an additional six months, at a consulting rate equal to $27,097 per month, with a retention bonus in the amount of $250,000 payable upon Mr. Miller’s successful completion of the engagement.

The Compensation Committee determined that the payments to Messrs. Trawick and Miller upon termination of employment as set forth herein were warranted in light of the contributions of these individuals toward closing the sale of Quanta’s telecommunications subsidiaries and ensuring a smooth transition. In addition, the Compensation Committee considered the long service of Mr. Trawick throughout his career and specifically following Quanta’s acquisition of Trawick Construction in 1999. The Compensation Committee also considered the efforts of Mr. Miller necessary for transitioning the domestic telecommunications operations from the consolidated group.

Discretionary Incentive Plan

Awards under the discretionary incentive plan are made at the discretion of our Chief Executive Officer with the approval of the Compensation Committee, or at the discretion of the Compensation Committee, and are payable in cash, restricted stock, restricted stock units, or a combination thereof. These rewards provide the Chief Executive Officer and the Compensation Committee with the flexibility to, among other things, reward exceptional performance. The Compensation Committee does not apply a risk and liquidity premium multiplier to equity-based awards under the discretionary incentive plan. For the 2012 performance year, the Compensation Committee did not approve any awards under the discretionary incentive plan for any NEO.

Other Compensation

We have provided our NEOs with certain perquisites, including paid health insurance premiums, an annual executive physical program and an executive financial counseling program. We believe these perquisites assist executives in dealing with the demands of their positions. The limited personal use of partially-owned aircraft by our NEOs in 2012 consisted solely of spouses accompanying executives as additional passengers on business flights. The Compensation Committee reviews our policies with respect to perquisites on a regular basis to consider whether the perquisites should be maintained and whether, and to what extent, it may be appropriate to discontinue particular perquisites.

Our NEOs also receive matching contributions from Quanta to their 401(k) accounts, consistent with all other employees participating in Quanta’s 401(k) plan. Quanta matches 100% of an NEO’s pre-tax contributions up to the first 3% of such NEO’s base salary. Thereafter, Quanta matches 50% of an NEO’s pre-tax contributions up to the next 3% of such NEO’s base salary. All matching contributions are subject to certain limits as determined by law.

Stock Ownership Guidelines

We expect all of our directors and executive officers to display confidence in Quanta through significant stock ownership after five years of service as a director or executive officer. Our Governance and Nominating Committee has established minimum stock ownership guidelines, for which the amounts are calculated as follows:

•

for directors, the director’s annual cash retainer for board membership (excluding the supplemental cash retainer for committee membership, board leadership or committee chairmanship) is multiplied by five (5) times; and

•	for our executive officers, including our NEOs, the executive officer’s base salary is multiplied by the appropriate multiple as follows:

•	Executive Chairman — 5x

•	Chief Executive Officer — 5x

•	Chief Operating Officer — 4x

•	Chief Financial Officer — 3x

•	Operating Division President — 3x

•	General Counsel — 3x

•	Other Executive Officer — 1x

The product obtained as described above is divided by the average closing price of Quanta Common Stock during the immediately preceding 12 months as reported by the NYSE to calculate the number of shares to be held by each director or executive officer under the guidelines. For purposes of determining compliance with the guidelines, the number of shares of Quanta’s common stock that each director and executive officer is expected to own is calculated as of December 31 of each year, using the individual’s then current base salary or annual cash retainer, as applicable, and the stock ownership multiple applicable to such director or executive officer as of such date. Once calculated, the number of shares that a director or executive officer is expected to own remains in effect, regardless of intervening compensation increases, promotions or stock price fluctuations, until

December 31 of the following year, at which time a new calculation and compliance assessment will be made. Notwithstanding the foregoing, once an individual is determined to be in compliance with the ownership guidelines as of the annual assessment date, he shall be deemed to remain in compliance, regardless of any subsequent stock price fluctuations, as long as he maintains ownership of at least the same number of shares as reflected in the most recent annual compliance assessment.

Each director and executive officer is expected to attain the applicable stock ownership under the guidelines within five years following the later of (i) the first annual assessment with respect to such individual or (ii) the first annual assessment at which a higher stock ownership multiple becomes applicable to such individual (due to a promotion or otherwise). The five-year phase-in period is intended to permit gradual accumulation of the incremental ownership associated with a new or higher multiple, and ratable forward progress is expected during the five-year period. Under the stock ownership guidelines, shares held by a person or entity related to the director or executive officer, as well as unvested shares of restricted stock or unvested RSUs held by a director or executive officer and unvested RSUs or resulting shares deposited into a deferred compensation plan or arrangement, are included in the calculation of the amount of such director’s or executive officer’s ownership.

As of December 31, 2012, all of our directors and all of our NEOs who were employed as of such date were in compliance with our stock ownership guidelines.

Prohibited Transactions in Quanta Securities

Transactions by directors and executive officers in Quanta’s securities involving short sales, puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited. Directors and executive officers are also prohibited from entering into hedging, monetization transactions or similar arrangements involving Quanta securities, such as prepaid variable forwards, forward sale contracts, equity swaps, collars, zero-cost collars and other derivative transactions. We believe these prohibitions ensure that levels of stock ownership in accordance with our stock ownership guidelines are effective in aligning each individual’s interests with those of the stockholders.

Changes to 2013 Compensation Program

The Compensation Committee undertook a comprehensive review of our executive compensation program in 2012 with the goal of identifying and implementing prospective changes to ensure that our incentive compensation remains consistent with Quanta’s guiding principles on executive compensation. In performing its review, the Compensation Committee considered input from Deloitte and senior management. As part of this review, Deloitte assessed Quanta’s executive compensation program and practices in comparison to Quanta’s compensation strategy, business objectives, market practices and leading practices. Deloitte’s observations regarding Quanta’s current executive compensation program, based on its review of Quanta’s public disclosures, Compensation Committee meeting materials, compensation plan documents, historical compensation awards, proxy advisory firm reports and discussions with key members of management and the Compensation Committee, were reflected in a report entitled Review of Current Executive Compensation Program and Practices (the “Deloitte Comprehensive Review”).

Based on the Deloitte Comprehensive Review and the 2012 Deloitte Compensation Benchmarking Study, the Compensation Committee decided to implement certain changes to our executive compensation program for 2013. The primary change involves the sliding performance/payout scale in our annual and supplemental incentive plans for corporate employees, in which incentive payouts begin at 75% of target operating income and ROE performance and reach the maximum potential at 150% of target operating income and ROE performance. The Deloitte Comprehensive Review indicates that maximum performance under the performance/payout curve for Quanta’s incentive plans is generally more difficult to attain than peer group practice, given that the majority of peers can receive maximum payout with performance at less than 150% of target. Moreover, due to the size, blending and diversity of financial results of Quanta’s operating units when considered at the consolidated corporate level, as well as Quanta’s significant growth since the payout scales were last adjusted, performance at 150% of target has become extremely difficult to achieve.

Acknowledging that an incentive program with an excessively difficult maximum payout fails to appropriately incentivize executive officers to excel in the performance of their duties, the Compensation Committee has adjusted the payout scale under the annual and supplemental incentive plans for corporate employees so that, given the appropriate level of performance, executive officers are able to reach the maximum potential payout at 125% of target performance. The Compensation Committee believes that the change is more consistent with the compensation practices of our peers and will establish more realistic incentives that appropriately reflect Quanta’s size, performance and market conditions, and offer a more consistent and competitive incentive program for our executive officers. Additionally, the Compensation Committee decided to eliminate from the supplemental incentive plan for corporate employees for the 2013 performance year the 110% multiplier previously used to adjust equity-based awards to their cash equivalent, as the Compensation Committee determined that the variation in risk and liquidity of long-term equity incentive awards versus cash awards was appropriate. Finally, paid health insurance premiums were eliminated as perquisites for the executive officers beginning in 2013.

Employment Agreements

We have entered into an employment agreement with each of our NEOs. Under the terms of our employment agreements, each of the NEOs is entitled to payments and benefits upon the occurrence of specified events, including termination of employment or change in control of Quanta. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described below in the section entitled “Potential Payments upon Termination or Change in Control.” The termination of employment provisions of the employment agreements provide these individuals with a fixed amount of compensation upon termination as an inducement to offset the potential risk of leaving their prior employer or foregoing other opportunities in order to join or maintain employment with us, as applicable. At the time of entering into these agreements, the Compensation Committee considered our aggregate potential obligations in the context of the desirability of hiring or maintaining the employment of the individual, as applicable, and the expected compensation upon joining or maintaining employment with us, as applicable.

In connection with Mr. Colson’s transition to the role of Executive Chairman and the promotion of Mr. O’Neil to President and Chief Executive Officer in 2011, the Compensation Committee determined the employment terms reflected in new employment agreements with Messrs. Colson and O’Neil upon assuming their new roles. Similarly, in connection with Mr. Haddox’s transition to the role of Executive Vice President and the promotion of Mr. Jensen to Chief Financial Officer effective May 17, 2012, as well as the promotion of Mr. Austin to Chief Operating Officer effective January 1, 2013, as described above in “Executive Compensation Decisions for the 2012 Performance Year — Executive Succession Matters,” the Compensation Committee determined the employment terms reflected in new employment agreements during 2012 with Messrs. Austin, Haddox and Jensen upon assuming their new roles. Finally, in connection with the termination of employment of Messrs. Trawick and Miller upon the sale of Quanta’s telecommunications subsidiaries on December 3, 2012, as described above in “Executive Compensation Decisions for the 2012 Performance Year — Executive Separation Matters upon Disposition of Business,” the Compensation Committee approved the terms upon which existing employment agreements with Messrs. Trawick and Miller would be terminated.

The employment agreements entered into during 2012 with Messrs. Austin, Haddox and Jensen, as well as the employment agreements entered into during 2011 with Messrs. Colson and O’Neil, do not contain excise tax gross-up provisions, as the Compensation Committee no longer offered this benefit when Quanta entered into these agreements. Under the legacy employment agreement in effect during 2012 with Mr. Grindstaff, if benefits to which he becomes entitled are subject to excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), then he generally will be entitled to an additional payment in an amount equal to the excise tax imposed plus any federal, state and local income taxes and additional excise taxes attributable to such payment. The legacy employment agreements formerly in effect with respect to Messrs. Trawick and Miller provided for the reimbursement and gross-up of excise tax payments in certain circumstances, but pursuant to the terms of the letter agreements entered into in connection with their termination of employment, no excise tax reimbursements or gross-up payments were made to Messrs. Trawick or Miller.

Risk Considerations in our Compensation Program

The Compensation Committee has discussed the concept of risk as it relates to our compensation program and the Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•

The Compensation Committee structures executive compensation to consist of both fixed and variable compensation. The fixed or base salary portion of compensation is typically set at market levels and is designed to provide a steady income regardless of Quanta’s stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable portions of compensation, which are described in detail above, are generally designed to reward both short-term and long-term corporate and individual performance as measured under several performance metrics. For short-term performance, our annual incentive plan awards bonuses based on the achievement by Quanta of a certain annual operating income goal. For long-term performance, our supplemental incentive plan awards bonuses based on the achievement by Quanta of a certain annual return on equity goal as well as on the achievement by the individual plan participant of certain strategic goals. Equity-based awards under our supplemental incentive plan vest over three years in equal annual installments, which the Compensation Committee believes encourages plan participants to focus on sustained stock appreciation and promotes retention of key employees. The Compensation Committee believes that these variable elements of compensation are a sufficient percentage (generally greater than 50%) of overall compensation to motivate plan participants to produce superior short-term and long-term corporate results, while the fixed element is also sufficiently high that plan participants are not encouraged to take unnecessary or excessive risks in doing so.

•

The Compensation Committee also structures executive compensation at the operating unit level to consist of both fixed and variable compensation. The variable portions of compensation are generally designed to reward both short-term and long-term operating unit and individual performance as measured under several performance metrics. For short-term performance, our operating unit annual incentive plan awards bonuses based on the achievement by a particular operating unit of an annual operating income goal and certain safety goals, as well as achievement by the individual plan participant of certain strategic goals. For long-term performance, our operating unit supplemental incentive plan awards bonuses based on the achievement by a particular operating unit of a certain annual modified return on asset goal. The Compensation Committee believes that these elements of compensation achieve objectives similar to those under our corporate incentive plans.

•

As operating income, return on equity and, at the operating unit level, modified return on assets are the financial performance measures for determining incentive payments under our incentive plans, the Compensation Committee believes plan participants are encouraged to take a balanced approach that focuses on corporate profitability, rather than other measures which may incentivize management to enter into projects without regard to cost structure. Further, Quanta has strict internal controls with respect to capital expenditures as well as bid and project approvals, which are designed to prevent an individual from entering into projects that do not meet certain requirements. If performance goals are not met at the threshold level, there are generally no payouts under our incentive plans (excluding the individual strategic goal and safety goal components of our incentive plans). In addition, the strategic goals approved for each plan participant are aligned with Quanta’s short-term and long-term operating and strategic plans, and are designed to achieve a proper risk/reward balance without encouraging unnecessary or excessive risk taking.

•

The Compensation Committee caps awards under our annual and supplemental incentive plans, which the Compensation Committee believes also mitigates excessive risk taking. Therefore, even if Quanta or the operating unit, as applicable, and the individual dramatically exceed their respective performance goals, awards are limited. If performance falls significantly short of expectations, no awards will be made.

•

Quanta has strict internal controls over the measurement and calculation of performance goals under our incentive plans, which are designed to keep it from being susceptible to manipulation by any employee. In addition, all of our employees are required to comply with our Code of Ethics and Business Conduct, which covers, among other things, accuracy of books and records.

•

The Compensation Committee believes that the combination of operating income and ROE/ROA financial goals (through our corporate and operating unit annual incentive plans) and extended exposure to stock price performance (through our equity compensation program and stock ownership guidelines) provides an appropriate balance and discourages excessive risk taking. For example, even if plan participants could inappropriately increase Quanta’s operating income (as defined under the corporate or operating unit annual incentive plan, as applicable) by excessive expense reductions or by abandoning less profitable revenue sources, this could be detrimental to Quanta in the long term and would be discouraged under our compensation program because it would ultimately harm our stock price and the value of their equity awards. Likewise, if plan participants were to add revenue sources at low margins in an attempt to generate a higher growth company multiple and increased stock prices, it could decrease operating income and the value of their cash bonuses under the annual incentive plan.

•

The Board has adopted stock ownership guidelines, which the Compensation Committee believes provide a considerable incentive for management to consider Quanta’s long-term interests because a meaningful portion of their personal investment portfolio consists of Quanta stock.

•

The broad structure of our corporate incentive plans has not significantly changed for several years, and the Compensation Committee is not aware of any evidence that it encourages unnecessary or excessive risk taking.

Impact of Regulatory Requirements on our Executive Compensation Decisions

The Compensation Committee considers accounting and tax implications of its compensation decisions as one factor among many. Section 162(m) of the Internal Revenue Code limits a company’s ability to deduct compensation paid in excess of $1 million during any fiscal year to each of certain executive officers unless the compensation is “performance-based” as defined under federal tax laws. To the extent possible, the Compensation Committee structures compensation and awards to preserve the federal income tax deductibility of the compensation payable to our NEOs. The Compensation Committee may choose, however, to provide compensation that may not be deductible if it believes that such payments are appropriate to ensure that our NEOs receive total compensation that is competitive with our peer group or reflects superior performance.

2012 Summary Compensation Table

The following table sets forth the compensation paid or accrued by Quanta in the last three fiscal years to our NEOs:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
John R. Colson(4)	2012	893,525	—	1,336,509	—	1,746,001	—	30,858	4,006,893
Executive Chairman	2011 2010	867,734 844,482	— —	1,059,296 1,435,496	— —	297,194 466,752	— —	30,641 29,856	2,254,865 2,776,586

James F. O’Neil III(5)	2012	806,250	—	870,147	—	1,600,500	—	33,979	3,310,876
President and Chief Executive Officer	2011 2010	637,846 431,598	— —	561,762 398,746	— —	255,000 240,240	— —	32,619 31,361	1,487,227 1,101,945

Earl C. (Duke) Austin, Jr.(6)	2012	531,250	—	585,491	—	1,067,000	—	16,842	2,200,583
Chief Operating Officer	2011	458,250	—	246,410	—	145,350	—	16,087	866,097

James H. Haddox(7)	2012	536,260	—	398,761	—	943,178	—	32,486	1,910,685
Executive Vice President	2011 2010	520,641 506,688	— —	294,240 404,255	— —	160,485 252,046	— —	30,807 30,156	1,006,173 1,193,145

Derrick A. Jensen(8)	2012	387,257	—	522,761	—	733,320	—	16,549	1,659,887
Chief Financial Officer	2011	311,088	—	257,165	—	99,450	—	15,793	683,496

Nicholas M. Grindstaff(9)	2012	255,625	—	99,679	—	249,775	—	16,842	621,921
Vice President — Finance and Treasurer

Kenneth W. Trawick(10)	2012	452,370	—	259,877	—	1,539,579	—	837,872	3,089,698
Former President —Telecommunications and Renewables Division	2011	477,254	—	240,066	—	147,111	—	30,600	895,031
	2010	464,466	—	321,747	—	231,042	—	30,051	1,047,306

Darren B. Miller(11)	2012	278,730	—	119,628	—	288,326	—	374,470	1,061,154
Former Vice President — Information Technology and Administration

(1)	The amounts shown for 2012 under “Stock Awards” reflect the aggregate grant date fair value (based on the closing price of Quanta’s common stock on the date of grant) of restricted stock granted during the fiscal year ended December 31, 2012, calculated in accordance with FASB ASC Topic 718. The value ultimately realized by the NEO upon the actual vesting of the award(s) may or may not be equal to this determined value. The table does not include information regarding equity-based awards related to 2012 performance that were granted in March 2013, which awards will be reflected in the 2013 Summary Compensation Table. For a discussion of these equity-based awards, please read “Compensation Discussion and Analysis — Executive Compensation Decisions for the 2012 Performance Year.” Shares of restricted stock vest over three years in equal annual installments commencing on the applicable vesting date for the quarter in which the award is made, assuming the NEO continues to meet the requirements for vesting. Dividends are paid on restricted stock as and when dividends are paid on Common Stock.

(2)	Amounts shown under “Non-Equity Incentive Plan Compensation” represent the dollar value of cash incentives earned under our annual incentive plan, except that the amount shown for Mr. Trawick in 2012 represents the dollar value of incentives earned under our annual incentive plan and our supplemental inventive plan. For further details regarding these plans, see “Compensation Discussion and Analysis — Executive Compensation Decisions for the 2012 Performance Year — Annual Incentive Plan” and “ — Supplemental Incentive Plan” above. The cash incentives reflected in the table were earned during the 2012, 2011 and 2010 performance years as indicated, but were approved by the Compensation Committee and paid as late as March of 2013, 2012 and 2011, respectively.

(3)	The amounts reflected under “All Other Compensation” for fiscal 2012 are identified in the 2012 All Other Compensation Table below.

(4)	Effective May 19, 2011, John R. Colson was appointed Executive Chairman. Prior to this appointment, he served as Chairman and Chief Executive Officer.

(5)	Effective May 19, 2011, James F. O’Neil III was appointed President and Chief Executive Officer. Prior to this appointment, he served as President and Chief Operating Officer.

(6)	Effective January 1, 2013, Earl C. (Duke) Austin, Jr. was appointed Chief Operating Officer. Prior to this appointment, he served as President — Electric Power Division and Natural Gas & Pipeline Division. Compensation information for 2010 is not reflected for Mr. Austin because he was not a named executive officer for that year.

(7)	Effective May 17, 2012, James H. Haddox was appointed Executive Vice President. Prior to this appointment, he served as Chief Financial Officer.

(8)	Effective May 17, 2012, Derrick A. Jensen was appointed Chief Financial Officer. Prior to this appointment, he served as Senior Vice President — Finance, Administration and Chief Accounting Officer. Compensation information for 2010 is not reflected for Mr. Jensen because he was not a named executive officer for that year.

(9)	Compensation information for 2011 and 2010 is not reflected for Mr. Grindstaff because he was not a named executive officer for those years.

(10)	Quanta’s employment of Kenneth W. Trawick ceased upon the sale of Quanta’s telecommunications subsidiaries on December 3, 2012.

(11)	Quanta’s employment of Darren B. Miller ceased upon the sale of Quanta’s telecommunications subsidiaries on December 3, 2012. Compensation information for 2011 and 2010 is not reflected for Mr. Miller because he was not a named executive officer for those years.

2012 All Other Compensation Table

The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table for fiscal 2012:

	401(k) Matching Contribution(a) ($)	Financial Planning Reimbursement(b) ($)	Incremental Company- Paid Benefits(c) ($)	Other(d) ($)		Total(e) ($)
John R. Colson	11,250	16,218	3,390	—		30,858
James F. O’Neil III	11,250	17,137	5,592	—		33,979
Earl C. (Duke) Austin, Jr.	11,250	—	5,592	—		16,842
James H. Haddox	11,250	17,846	3,390	—		32,486
Derrick A. Jensen	10,957	—	5,592	—		16,549
Nicholas M. Grindstaff	11,250	—	5,592	—		16,842
Kenneth W. Trawick	11,250	17,790	3,390	805,442	(f)	837,872
Darren B. Miller	11,250	—	5,592	357,628	(g)	374,470

(a)	Represents Quanta’s matching contributions to the NEO’s 401(k) account.

(b)	Represents Quanta’s reimbursement of the NEO’s financial planning expenses under our executive financial counseling program.

(c)	Represents the company-paid portion of the executive’s medical, dental and vision insurance premiums that exceeds the company-paid portion of medical, dental, and vision insurance premiums for corporate employees generally.

(d)	Represents payments to Messrs. Trawick and Miller pursuant to letter agreements effective December 3, 2012, documenting the termination of their employment upon the sale by Quanta of its telecommunications operations on December 3, 2012, as more particularly described in “Compensation Discussion and Analysis — Executive Compensation Decisions for the 2012 Performance Year — Executive Separation Matters upon Disposition of Business.”

(e)	Spouses of NEOs occasionally fly on the corporate aircraft as additional passengers on business flights. In those cases, there is no incremental cost to Quanta, and as a result, no amount is reflected in the table.

(f)	Consists of (i) a lump sum payment of $536,442, representing one year’s salary plus an additional one month’s salary in lieu of thirty days’ notice required under Mr. Trawick’s employment agreement, and (ii) $269,000 in consideration for Mr. Trawick’s execution of a release.

(g)	Consists of (i) a lump sum payment of $330,531, representing one year’s salary plus an additional one month’s salary in lieu of thirty days’ notice required under Mr. Miller’s employment agreement, and (ii) $27,097 in consulting fees paid to Mr. Miller for one month during 2012.

2012 Grants of Plan-Based Awards Table

The following table sets forth information concerning annual incentive awards for 2012 and restricted stock awards granted during 2012 to each of the NEOs under Quanta’s non-equity and equity incentive plans.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payments Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards on Grant Date ($/sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
John R. Colson	—	—	225,000	900,000	1,800,000	—	—	—	—	—	—	—
	03/09/12	03/02/12	—	—	—	225,000	1,800,000	2,700,000	—	—	—	1,336,509
James F. O’Neil III	—	—	206,250	825,000	1,650,000	—	—	—	—	—	—	—
	03/09/12	03/02/12	—	—	—	162,500	1,300,000	1,950,000	—	—	—	870,147
Earl C. (Duke) Austin Jr.	—	—	137,500	550,000	1,100,000	—	—	—	—	—	—	—
	03/09/12	03/02/12	—	—	—	62,500	500,000	750,000	—	—	—	585,491
James H. Haddox	—	—	121,544	486,174	972,348	—	—	—	—	—	—	—
	03/09/12	03/02/12	—	—	—	62,500	500,000	750,000	—	—	—	398,761
Derrick A. Jensen	—	—	94,500	378,000	756,000	—	—	—	—	—	—	—
	03/09/12	03/02/12	—	—	—	37,500	300,000	450,000	—	—	—	322,756
	05/17/12	03/29/12	—	—	—	—	—	—	9,087	—	—	200,005
Nicholas M. Grindstaff	—	—	32,188	128,750	257,500	—	—	—	—	—	—	—
	03/09/12	03/02/12	—	—	—	15,625	125,000	187,500	—	—	—	99,679
Kenneth W. Trawick	—	—	111,415	445,659	891,318	—	—	—	—	—	—	—
	03/09/12	03/02/12	—	—	—	56,250	450,000	675,000	—	—	—	259,877
Darren B. Miller	—	—	38,138	152,553	305,106	—	—	—	—	—	—	—
	03/09/12	03/02/12	—	—	—	18,750	150,000	225,000	—	—	—	119,628

(1)	The amounts shown represent threshold, target and maximum awards that could be earned by the NEOs under the 2012 annual incentive plan based on 2012 base salary rates. The threshold value represents the lowest amount that could be earned based on the sliding performance/payout scale described above in “Compensation Discussion and Analysis —Executive Compensation Decisions for the 2012 Performance Year — Annual Incentive Plan,” although the minimum payout is zero. Actual payouts under the 2012 annual incentive plan were finally determined in March 2013 and are reflected in the “Non-Equity Incentive Plan Compensation” column of the 2012 Summary Compensation Table.

(2)

The amounts shown represent threshold, target and maximum awards that could be granted in 2012 to the NEOs as determined pursuant to the 2011 supplemental incentive plan. The threshold value represents the lowest amount that could be earned based on the sliding performance/payout scale for the ROE Component described above in “Compensation Discussion and Analysis — Executive Compensation Decisions for the 2012 Performance Year —Supplemental Incentive Plan,” although the minimum payout is zero. These payouts could be in the form of cash, restricted stock, RSUs or a combination thereof, provided that the portion of the incentive satisfied with an equity-based payout is multiplied by 110% to reflect the risk and liquidity premium of a cash award relative to an equity-based award of the same dollar value, with the resulting amount divided by the closing price of Quanta’s common stock on the grant date.

(3)	The award shown represents a grant of restricted stock to Mr. Jensen in connection with his promotion to Chief Financial Officer effective May 17, 2012. Such restricted stock award vests in equal annual installments over a three-year period (assuming continued employment), subject to the terms and conditions of the applicable restricted stock award agreement.

(4)	The amounts shown reflect the aggregate grant date fair value (based on the closing price of Quanta’s common stock on the date of grant) of restricted stock granted during the fiscal year ended December 31, 2012 to the NEOs, calculated in accordance with FASB ASC Topic 718. The value ultimately realized by the NEO upon the actual vesting of the award(s) may or may not be equal to this determined value. All of such restricted stock awards vest in equal annual installments over a three-year period (assuming continued employment), subject to the terms and conditions of the applicable restricted stock award agreements. All restricted stock awards with a March 9, 2012 grant date represent awards earned under the 2011 supplemental incentive plan.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table reflects outstanding option awards classified as exercisable, unexercisable and unearned as of December 31, 2012 for each of the NEOs. The table also reflects unvested restricted stock and unearned equity incentive plan awards held by each of the NEOs, assuming a market value of $27.29 per share, the closing price of Quanta’s common stock on December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John R. Colson	—	—	—	—	—	118,329	(1)	3,229,198	—	—
James F. O’Neil III	—	—	—	—	—	64,907	(2)	1,771,312	—	—
Earl C. (Duke) Austin, Jr.	—	—	—	—	—	40,233	(3)	1,097,959	—	—
James H. Haddox	—	—	—	—	—	34,235	(4)	934,273	—	—
Derrick A. Jensen	—	—	—	—	—	34,946	(5)	953,676	—	—
Nicholas M. Grindstaff	—	—	—	—	—	7,965	(6)	217,365	—	—
Kenneth W. Trawick	—	—	—	—	—	—	(7)	—	—	—
Darren B. Miller	—	—	—	—	—	—	(8)	—	—	—

(1)	Includes (i) 61,387 shares of restricted stock that vested on February 28, 2013; (ii) 36,374 shares of restricted stock that vest on February 28, 2014; and (iii) 20,568 shares of restricted stock that vest on February 28, 2015.

(2)	Includes (i) 24,991 shares of restricted stock that vested on February 28, 2013; (ii) 4,241 shares of restricted stock that vest on May 28, 2013; (iii) 18,043 shares of restricted stock that vest on February 28, 2014; (iv) 4,241 shares of restricted stock that vest on May 28, 2014; (v) 13,391 shares of restricted stock that vest on February 28, 2015.

(3)	Includes (i) 18,535 shares of restricted stock that vested on February 28, 2013; (ii) 12,687 shares of restricted stock that vest on February 28, 2014; and (iii) 9,011 shares of restricted stock that vest on February 28, 2015.

(4)	Includes (i) 17,570 shares of restricted stock that vested on February 28, 2013; (ii) 10,528 shares of restricted stock that vest on February 28, 2014; and (iii) 6,137 shares of restricted stock that vest on February 28, 2015.

(5)	Includes (i) 10,655 shares of restricted stock that vested on February 28, 2013; (ii) 4,491 shares of restricted stock that vest on May 28, 2013; (iii) 7,312 shares of restricted stock that vest on February 28, 2014; (iv) 4,492 shares of restricted stock that vest on May 28, 2014; (v) 4,967 shares of restricted stock that vest on February 28, 2015; and (vi) 3,029 shares of restricted stock that vest on May 28, 2015.

(6)	Includes (i) 3,772 shares of restricted stock that vested on February 28, 2013; (ii) 2,659 shares of restricted stock that vest on February 28, 2014; and (iii) 1,534 shares of restricted stock that vest on February 28, 2015.

(7)	Effective upon the sale of Quanta’s telecommunications subsidiaries on December 3, 2012, Quanta’s employment of Mr. Trawick ceased, and vesting was accelerated for 24,769 shares of restricted stock held by him, with an aggregate market value of $640,526, based on the market value of Quanta’s common stock as of 12:01 a.m. on December 3, 2012 of $25.86 per share.

(8)	Effective upon the sale of Quanta’s telecommunications subsidiaries on December 3, 2012, Quanta’s employment of Mr. Miller ceased, and vesting was accelerated for 10,879 shares of restricted stock held by him, with an aggregate market value of $281,331, based on the market value of Quanta’s common stock as of 12:01 a.m. on December 3, 2012 of $25.86 per share.

2012 Option Exercises and Stock Vested Table

The following table reflects certain information regarding the exercise of options and the vesting of stock awards by each of our NEOs during the 2012 fiscal year:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)		Value Realized on Vesting(2) ($)
John R. Colson	—	—	71,269		1,520,880
James F. O’Neil III	—	—	23,269	(3)	502,328
Earl C. (Duke) Austin, Jr.	—	—	17,663	(4)	390,670
James H. Haddox	—	—	20,246		432,050
Derrick A. Jensen	—	—	10,675	(5)	229,794
Nicholas M. Grindstaff	—	—	3,560		75,970
Kenneth W. Trawick	—	—	41,309	(6)	993,490
Darren B. Miller	—	—	17,314	(7)	418,654

(1)	Shares acquired on vesting include shares of restricted stock for which restrictions lapsed during fiscal 2012. Except as otherwise indicated, all shares vested on February 28, 2012, and the fair market value of our common stock as of 12:01 a.m. on that date was $21.34 per share.

(2)	The value realized reflects the taxable value to the NEO as of the date of the vesting of restricted stock. The actual value ultimately realized by the NEO may be more or less than the value realized as calculated in the above table, depending on whether and when the NEO held or sold the stock associated with the vesting occurrence.

(3)	Includes 4,241 shares for Mr. O’Neil that vested on May 25, 2012, and the market value of our common stock as of 12:01 a.m. on that date was $22.91 per share.

(4)	Includes 3,645 shares for Mr. Austin that vested on November 28, 2012, and the market value of our common stock as of 12:01 a.m. on that date was $25.11 per share.

(5)	Includes 1,463 shares for Mr. Jensen that vested on May 25, 2012, and the market value of our common stock as of 12:01 a.m. on that date was $22.91 per share.

(6)	Includes 24,769 shares for Mr. Trawick that vested on December 3, 2012, and the market value of our common stock as of 12:01 a.m. on that date was $25.86 per share.

(7)	Includes 10,879 shares for Mr. Miller that vested on December 3, 2012, and the market value of our common stock as of 12:01 a.m. on that date was $25.86 per share.

Fees of the Compensation Committee Consultant

As discussed in “Compensation Discussion and Analysis — Compensation Committee — Use of Compensation Benchmarking Studies” above, the Compensation Committee independently retained E&Y and Deloitte in 2012 to provide advice on the amount and form of executive compensation. Management supported, but did not make or recommend, the decision to engage E&Y and Deloitte. E&Y and Deloitte were also engaged to provide certain additional services to Quanta.

Our Governance and Nominating Committee separately engaged Deloitte during 2012 to provide benchmarking data and review the competitiveness of Quanta’s non-employee director compensation. Deloitte’s engagement also included a benchmarking study providing market data for director and executive officer stock ownership guidelines, including prevalence of specific ownership multiples, types of equity included in ownership, and time periods to meet requirements. Additionally, management has engaged E&Y and Deloitte from time to time to provide tax, transaction and management advisory services and valuation assessments.

The aggregate fees billed by E&Y for services performed during 2012 were as follows:

•

$153,300 for services for the Compensation Committee regarding executive compensation and executive succession matters, such as providing benchmarking data, reviewing Quanta’s incentive compensation plans, providing excise tax calculations for proxy statement disclosure, and participating in certain Compensation Committee meetings;

•	$998,528 for transaction advisory services provided to Quanta, including due diligence, in connection with various business acquisitions;

•	$677,798 for management advisory services related to implementation of financial software;

•	$86,163 for valuation services provided to Quanta in connection with several business acquisitions; and

•

$79,930 for tax advisory services provided to Quanta, including (i) state tax modeling, (ii) federal on-call engagements, and (iii) documentation and testing services related to Quanta’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The aggregate fees billed by Deloitte for services performed during 2012 were as follows:

•

$276,880 for (i) services for the Compensation Committee regarding executive compensation matters, such as providing benchmarking data, reviewing Quanta’s incentive compensation plans, and participating in certain Compensation Committee meetings, and (ii) services for the Governance and Nominating Committee regarding non-employee director compensation and director and executive officer stock ownership guidelines;

•

$842,355 for tax advisory services provided to Quanta, including (i) U.S. federal corporate income tax on-call engagements, (ii) tax return review services, (iii) Canadian federal and provincial tax return preparation and related assistance with ASC740 income tax accounting for Canadian operations, (iv) documentation of transfer pricing methodologies, (v) sales and use tax advisory services, and (vi) tax return preparation services provided to Quanta and certain employees of Quanta in connection with international assignments;

•	$872,435 for tax advisory services provided to Quanta, including due diligence services, in connection with various business acquisitions, dispositions and restructuring transactions; and

•	$15,500 for valuation services provided to Quanta in connection with ASC350 goodwill impairment testing.

To prevent the perception of a potential conflict of interest involving Deloitte and its affiliates, (i) the individuals from Deloitte Tax LLP who provided the tax services to Quanta were not the same individuals who provided the consulting services to the Compensation Committee, (ii) the Deloitte consultants who provided services to the Compensation Committee assured the Committee that no portion of their compensation would be based on the amount or level of tax services provided by Deloitte Tax LLP to Quanta, (iii) the Deloitte consultants who provided services to the Compensation Committee do not own any stock in Quanta or otherwise provide any other services to Quanta, other than consulting services to the Compensation Committee and the Governance and Nominating Committee, and (iv) the Deloitte compensation consultants have no business or personal relationships with members of the Compensation Committee or Quanta’s executive officers.

The Compensation Committee approved the services and related fees above to the extent related to executive compensation. The Compensation Committee did not review or approve the other services provided by E&Y or Deloitte to Quanta, as the decision to engage E&Y or Deloitte to perform these other services was made by another Board committee or by management in the normal course of business.

Equity Compensation Plan Information

The material features of our equity compensation plans are described in Note 12 to the consolidated financial statements included in Item 8 of Part II of Quanta’s Form 10-K for the year ended December 31, 2012. The following table sets forth information as of December 31, 2012 with respect to our equity compensation plans, all of which have received stockholder approval.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	229,810	(1)	$13.63	10,528,408	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	229,810	(1)	$13.63	10,528,408	(2)

(1)	All of such options were assumed in connection with Quanta’s acquisition of InfraSource on August 30, 2007.

(2)

Includes 201,378 shares of common stock issuable as of December 31, 2012 under the Stock Plan, which provides that the aggregate amount of common stock with respect to which stock options or restricted stock may be awarded may not exceed 4,000,000 shares, and 10,327,030 shares of common stock issuable as of

December 31, 2012 under the Omnibus Plan, which provides that the aggregate amount of common stock with respect to which equity awards may be granted may not exceed 11,750,000 shares.

Potential Payments upon Termination or Change in Control

Employment and Separation Agreements

Each NEO was party to an employment agreement (as amended, an “Employment Agreement”) during the 2012 fiscal year. In connection with Mr. Colson’s transition to the role of Executive Chairman and the promotion of Mr. O’Neil to President and Chief Executive Officer in 2011, the Compensation Committee determined the employment terms reflected in new employment agreements with Messrs. Colson and O’Neil upon assuming their new roles. Similarly, in connection with Mr. Haddox’s transition to the role of Executive Vice President and the promotion of Mr. Jensen to Chief Financial Officer effective May 17, 2012, as well as the promotion of Mr. Austin to Chief Operating Officer effective January 1, 2013, as described above in “Compensation Discussion and Analysis —Executive Compensation Decisions for the 2012 Performance Year — Executive Succession Matters,” the Compensation Committee determined the employment terms reflected in new Employment Agreements with Messrs. Haddox, Jensen and Austin upon assuming their new roles. In addition, as described above in “Compensation Discussion and Analysis — Executive Compensation Decisions for the 2012 Performance Year — Executive Separation Matters upon Disposition of Business,” the employment agreements formerly applicable to Messrs. Trawick and Miller were superseded by letter agreements effective December 3, 2012, documenting the terms of their separation of employment upon the sale by Quanta of its telecommunications operations on December 3, 2012. Except as otherwise indicated, the discussion below addresses the Employment Agreements that were entered into during 2012 with respect to Messrs. Haddox, Jensen and Austin and those that were in effect as of December 31, 2012 with respect to Messrs. Colson, O’Neil and Grindstaff.

The Employment Agreements with Messrs. Colson, O’Neil, Austin and Jensen have an initial term of two years that will subsequently renew automatically for a one-year term unless Quanta or the executive provides at least six months’ prior written notice of non-renewal. The Employment Agreement with Mr. Grindstaff renews automatically each year for an additional one-year term.

The Employment Agreement with Mr. Haddox has a term beginning May 17, 2012 and continuing through March 31, 2014, with the period from the effective date through March 31, 2013 being the “initial term” and the period from April 1, 2013 through March 31, 2014 being the “transition term.” At the expiration of the transition term and at each annual anniversary thereafter, the term of the Employment Agreement with Mr. Haddox will renew automatically for a one-year term unless the Company or Mr. Haddox provides at least ninety days’ prior written notice of non-renewal. All outstanding awards of restricted stock held by Mr. Haddox will fully vest as of the earlier of (i) March 31, 2014, provided Mr. Haddox remains employed by the Company as of such date, or (ii) termination of employment without “cause” (as defined in the Employment Agreement).

Under the Employment Agreements, the applicable NEOs are eligible to receive base salary, as well as bonuses and benefits, and, at the Compensation Committee’s discretion, may be entitled to participate in any other compensation, perquisite, incentive or retirement plans, policies and arrangements that are provided generally to our other executive officers. The Employment Agreements contain customary non-competition covenants restricting the ability of the NEOs to compete with Quanta during the term of their employment and for a period of two years thereafter with respect to Messrs. Colson, O’Neil, Austin, Haddox and Jensen and one year thereafter with respect to Mr. Grindstaff, and prohibiting them from disclosing confidential information and trade secrets. If Quanta notifies Mr. Colson, O’Neil, Austin, Haddox or Jensen that it will not renew his Employment Agreement and he remains employed through the end of the employment term, the covenants restricting competition and solicitation of customers and employees apply for a reduced period of one year following the notice of non-renewal.

The Employment Agreements generally terminate upon the NEO’s (i) death, (ii) disability, (iii) termination by Quanta for “cause” (as defined in the Employment Agreements and generally described below), (iv) resignation or voluntary termination by the executive, (v) termination by Quanta without cause, or

(vi) termination by the executive for “good reason” within twelve months following a “change in control” (as these terms are defined in the Employment Agreements). In addition, the Employment Agreements entitle the executives to certain payments upon other events associated with a change in control.

Upon termination of employment, each applicable NEO would be entitled to all compensation earned and all benefits and reimbursements due through the date of termination, and with respect only to Mr. Grindstaff, any gross-up payments for related excise taxes. The Employment Agreements entered into during 2011 with Messrs. Colson and O’Neil and the Employment Agreements entered into during 2012 with Messrs. Austin, Haddox and Jensen do not contain excise tax gross-up provisions, as the Compensation Committee no longer offered this benefit when Quanta entered into these agreements. In the event Messrs. Colson, O’Neil, Austin, Haddox or Jensen become subject to the excise tax, their severance payments will be reduced to the minimum extent necessary (but in no event less than zero) to avoid application of the excise tax, except that the full severance payments shall be made if, after payment by the executive of the excise tax and all other taxes, the executive would retain a greater after-tax severance benefit without such reduction. Under the legacy Employment Agreement in effect during 2012 with Mr. Grindstaff, if benefits to which he becomes entitled are subject to excise taxes under Section 4999 of the Internal Revenue Code, then he generally will be entitled to an additional payment in an amount equal to the excise tax imposed plus any federal, state and local income taxes and additional excise taxes attributable to such payment. The legacy employment agreements formerly in effect with respect to Messrs. Trawick and Miller provided for the reimbursement and gross-up of excise tax payments in certain circumstances, but pursuant to the terms of the letter agreements entered into in connection with their termination of employment, no excise tax reimbursements or gross-up payments were made to Messrs. Trawick or Miller.

Additionally, termination of employment and change in control events entitle applicable NEOs to severance payments and other benefits under the respective Employment Agreements as set forth below:

Termination or Change in Control Event	Potential Payments
	Colson / O’Neil / Austin / Haddox / Jensen	Grindstaff
Termination upon death	None	None

Termination upon disability	Lump-sum payment of one year base salary, subject to such NEO’s execution of a waiver and release agreement	Lump-sum payment of one year base salary at the rate then in effect

Termination by Quanta for cause	None	None

Resignation or voluntary termination by the executive	None	None

Termination by Quanta without cause (other than within 12 months following a change in control)

Lump-sum payment of two years of base salary, subject to such NEO’s execution of a waiver and release agreement (Note — for purposes of the Estimated Potential Payments table below, the former employment agreement of Mr. Austin in effect as of December 31, 2012 provided for lump-sum payment of one year of base salary)

Lump-sum payment of one year base salary at the rate then in effect

Termination or Change in Control Event	Potential Payments
	Colson / O’Neil / Austin / Haddox / Jensen	Grindstaff
Termination by Quanta without cause within 12 months following a
change in control	Lump-sum payment equal to three times annual base salary plus three times the higher of the highest annual cash bonus paid for the three preceding years or the target annual cash bonus payable for the current year, and continuation of employee and dependent welfare benefit plan coverage (medical, dental and vision) for three years (Note — for purposes of the Estimated Potential Payments table below, the former employment agreement of Mr. Austin in effect as of December 31, 2012 did not include for consideration of the target annual cash bonus payable for the current year)	Lump-sum payment equal to three times annual base salary

Termination by executive for good reason within 12 months following
a change in control	Same as termination without cause within 12 months following a change in control	Same as termination without cause within 12 months following a change in control

Successor in change in control fails to timely assume Quanta’s obligations under the Employment Agreement

None, but the executive may be entitled to terminate his employment for good reason (Note — for purposes of the Estimated Potential Payments table below, the former employment agreement of Mr. Austin in effect as of December 31, 2012 would not entitle him to terminate his employment for good reason)

Same as termination without cause within 12 months following a change in control, but actual termination of employment is not required to trigger payment

Change in Control.    Under the Employment Agreements of Messrs. Colson, O’Neil, Austin, Haddox and Jensen, a change in control generally occurs when (i) any person or entity acquires, directly or indirectly, the beneficial ownership of securities representing 50% or more of the total fair market value or total voting power of Quanta’s then outstanding voting securities, (ii) any person or entity acquires, directly or indirectly, within a 12-month period, the beneficial ownership of 30% or more of the total voting power of Quanta’s then outstanding voting securities, (iii) certain incumbent (and subsequently approved) directors cease to constitute a majority of the members of the Board within a 12-month period, or (iv) any person or entity acquires, directly or indirectly, within a 12-month period, assets representing 40% or more of the total gross fair market value of Quanta’s assets.

Under the Employment Agreement of Mr. Grindstaff, a change in control generally occurs when (i) any person or entity acquires, directly or indirectly, the beneficial ownership of securities representing 50% or more of the total voting power of Quanta’s then outstanding voting securities, (ii) certain incumbent (and subsequently approved) directors cease to constitute a majority of the members of the Board, (iii) the stockholders approve a merger, consolidation or reorganization of Quanta, or consummation of any such transaction if stockholder approval is not obtained, unless at least 75% of the total voting securities of the surviving entity outstanding immediately after such transaction are beneficially owned by at least 75% of the holders of outstanding voting securities of Quanta immediately prior to the transaction, or (iv) the stockholders approve a plan of complete liquidation or a sale or disposition of all or a substantial portion of Quanta’s assets.

Cause. The Employment Agreements of Messrs. Colson, O’Neil, Austin, Haddox and Jensen generally define cause as the executive’s (i) gross negligence in the performance of, intentional nonperformance of, or inattention to, material duties and responsibilities, which continues after receipt of written notice, (ii) willful dishonesty, fraud or material misconduct with respect to Quanta’s business, (iii) violation of Quanta’s policies or procedures, if not cured following written notice, (iv) conviction of, confession to, or guilty plea or plea of nolo contendere with respect to, an act of fraud, misappropriation or embezzlement or any felony or other crime that involves moral turpitude, (v) use of illegal substances or habitual drunkenness, or (vi) breach of the Employment Agreement if not cured following written notice.

The Employment Agreement of Mr. Grindstaff generally defines cause as the executive’s (i) willful, material and irreparable breach of the Employment Agreement, (ii) continuing gross negligence in the performance of or intentional nonperformance or inattention to material duties after notice of the same is given, (iii) willful dishonesty, fraud or material misconduct with respect to Quanta’s business, (iv) conviction of a felony, or (v) chronic alcohol or illegal drug abuse.

Good Reason.    The Employment Agreements of Messrs. Colson, O’Neil, Austin, Haddox and Jensen generally define good reason as (a) to the extent occurring within twelve months following a change in control, (i) the assignment to the executive (except for Mr. Haddox) of duties inconsistent with his position, authority or responsibilities as contemplated under his Employment Agreement, or any other action by the employer that results in a diminution in such position, authority or responsibilities, if not cured after written notice is given, (ii) any material breach of the Employment Agreement by the employer, including any requirement that the executive relocate to another geographic location, (iii) failure by the employer to comply with the compensation provisions of the Employment Agreement, if not cured after written notice is given, (iv) failure by the employer to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, welfare benefit plan or other compensation, retirement or benefit plan and policy except in certain specified circumstances, if not cured after written notice is given, or (v) the executive’s receipt of notice of termination or non-renewal from the employer; or (b) the failure of the successor in a pending change in control to timely assume in writing the employer’s obligations under the Employment Agreement.

Good reason exists under the Employment Agreement of Mr. Grindstaff if, within twelve months following a change in control, the executive is offered a “lesser position” (as defined in the Employment Agreement) or is required to relocate to another geographic location.

Equity Incentive Plans

Generally, subject to the provisions of the particular restricted stock award agreement, unvested shares of restricted stock granted pursuant to Quanta’s equity incentive plans are forfeited by the participant upon termination of such participant’s employment during the restriction period. However, unvested shares of restricted stock generally become vested, and forfeiture restrictions lapse, upon the death of the participant during the participant’s continuous service or upon the occurrence of a “change in control” (as defined in the Stock Plan or the Omnibus Plan, as applicable).

Under the Stock Plan, a change in control is generally defined as the occurrence of any of the following events: (i) any person or entity becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the voting power of Quanta’s then outstanding securities, (ii) as a result of, or in connection with, any tender offer, exchange offer, merger or other business combination, a majority of the Board as of the date immediately preceding such transaction is replaced, (iii) Quanta is merged with another corporation, and as a result, less than 75% of the outstanding securities of the surviving entity is owned in the aggregate by Quanta’s former stockholders, (iv) a tender or exchange offer is consummated for 50% or more of the voting power of Quanta’s then outstanding securities, or (v) Quanta transfers substantially all of its assets to an entity that is not controlled by Quanta.

Under the Omnibus Plan, a change in control is generally deemed to occur upon (i) any sale, lease, exchange or other transfer of all or substantially all of the assets of Quanta, (ii) any person or entity becoming the beneficial owner, directly or indirectly, of securities representing more than 50% of the voting power of Quanta’s then outstanding securities, (iii) certain incumbent (and subsequently approved) directors ceasing to constitute a majority of the members of the Board within a two-year period, (iv) consummation of a merger or other business combination, unless all or substantially all of the beneficial owners of outstanding voting securities of Quanta immediately prior to the transaction beneficially own, directly or indirectly, more than 50% of the voting power of the resulting entity immediately following the transaction, or (v) stockholder approval of a complete liquidation of Quanta.

Estimated Potential Payments

The tables below reflect the estimated amounts that would be paid to each NEO, other than Messrs. Trawick and Miller, upon termination of employment or change in control in varying circumstances identified below. Except as otherwise indicated, the amounts shown assume that termination or change in control occurred on December 31, 2012 and reflect a market value for Quanta common stock of $27.29 per share, the closing price on such date. Actual amounts to be paid can be determined only upon occurrence of an actual termination or change in control. The tables below reflect actual payments for Messrs. Trawick and Miller in connection with the termination of their employment on December 3, 2012 in connection with the disposition of a business.

Name	Benefit	Death	Disability	Termination by Quanta for Cause or Voluntary Termination by Executive (No Change in Control)	Termination by Quanta without Cause (No Change in Control)
John R. Colson	Severance	$—	$900,000	$—	$1,800,000
	Welfare Benefits(1)	—	—	—	—
	Equity Benefit(2)	3,229,198	—	—	—
	Gross-up/(Cut-back)(3)	—	—	—	—

	Total	$3,229,198	$900,000	$—	$1,800,000

James F. O’Neil III	Severance	$—	$825,000	$—	$1,650,000
	Welfare Benefits(1)	—	—	—	—
	Equity Benefit(2)	1,771,312	—	—	—
	Gross-up/(Cut-back)(3)	—	—	—	—

	Total	$1,771,312	$825,000	$—	$1,650,000

Earl C. (Duke) Austin, Jr. (4)	Severance	$—	$550,000	$—	$550,000
	Welfare Benefits(1)	—	—	—	—
	Equity Benefit(2)	1,097,959	—	—	—
	Gross-up/(Cut-back)(3)	—	—	—	—

	Total	$1,097,959	$550,000	$—	$550,000

James H. Haddox	Severance	$—	$540,193	$—	$1,080,386
	Welfare Benefits(1)	—	—	—	—
	Equity Benefit(2)	934,273	—	—	—
	Gross-up/(Cut-back)(3)	—	—	—	—

	Total	$934,273	$540,193	$—	$1.080,386

Derrick A. Jensen	Severance	$—	$420,000	$—	$840,000
	Welfare Benefits(1)	—	—	—	—
	Equity Benefit(2)	953,676	—	—	—
	Gross-up/(Cut-back)(3)	—	—	—	—

	Total	$953,676	$420,000	$—	$840,000

Nicholas M. Grindstaff	Severance	$—	$257,500	$—	$257,500
	Welfare Benefits	—	—	—	—
	Equity Benefit(2)	217,365	—	—	—
	Gross-up/(Cut-back)(3)	—	—	—	—

	Total	$217,365	$257,500	$—	$257,500

Kenneth W. Trawick (5)	Severance				$536,442
	Incentive Bonus				1,539,579
	Release of Claims				269,000
	Equity Benefit (2)				640,526
	Gross-up/(Cut-back)(3)				—

	Total				$2,985,547

Darren B. Miller (5)	Severance				$330,531
	Incentive Bonus				288,326
	Welfare Benefits(1)				8,780
	Equity Benefit(2)				281,331
	Gross-up/(Cut-back)(3)				—

	Total				$908,968

(1)	Other than with respect to Mr. Miller, the welfare benefits include an approximation of the cost of continued payment of insurance premiums for up to three years after termination. The insurance premium cost is based on the actual cost of premiums for 2013 and the estimated costs of premiums for 2014 and 2015. The welfare benefits amount for Mr. Miller reflects the estimated COBRA premiums for Mr. Miller and his covered dependents for a period of six months.

(2)	The equity benefit represents the value of the unvested restricted stock held by the NEO as of December 31, 2012 that would vest upon occurrence of the event, except that for Messrs. Trawick and Miller, the equity benefit represents the value of unvested restricted stock held by them as of December 3, 2012, the date on which vesting of such restricted stock was accelerated upon the sale by Quanta of its telecommunications subsidiaries. The market value of Quanta common stock as of 12:01 a.m. on December 3, 2012 was $25.86 per share.

(3)	The excise tax gross-up would be an additional payment in an amount equal to the excise tax imposed plus any federal, state and local income taxes and additional excise taxes attributable to such payment. Mr. Grindstaff is the only NEO whose current employment agreement provides for an excise tax gross-up. The cut-back would be the amount by which the severance payment is reduced, such that, after such reduction, no portion of the payments and benefits would be subject to the excise tax.

(4)	Quanta entered into a new employment agreement with Mr. Austin effective January 1, 2013 upon the promotion of Mr. Austin to Chief Operating Officer, as described above in “Compensation Discussion and Analysis – Executive Compensation Decisions for the 2012 Performance Year — Executive Succession Matters” and “Potential Payments Upon Termination or Change in Control — Employment and Separation Agreements.” The table above reflects amounts that would be payable upon occurrence of the specified events on December 31, 2012 under the former employment agreement with Mr. Austin.

(5)	Quanta’s employment of Messrs. Trawick and Miller ceased on December 3, 2012. The table above reflects actual amounts paid to Messrs. Trawick and Miller in connection with the termination of employment, excluding amounts payable under a consulting agreement with Mr. Miller, as more particularly described in “Compensation Discussion and Analysis – Executive Compensation Decisions for the 2012 Performance Year – Executive Separation Matters upon Disposition of Business.”

Name	Benefit	Successor Fails to Assume Agreement Upon a Change in Control (No Termination of Employment)	Termination by Quanta without Cause within 12 Months Following a Change in Control(5)	Termination by Executive for Good Reason within 12 Months Following a Change in Control(5)
John R. Colson	Severance	$—	$5,400,000	$5,400,000
	Welfare Benefits(1)	—	43,281	43,281
	Equity Benefit(2)	3,229,198	3,229,198	3,229,198
	Gross-up/(Cut-back)(3)	—	—	—

	Total	$3,229,198	$8,672,479	$8,672,479

James F. O’Neil III	Severance	$—	$4,950,000	$4,950,000
	Welfare Benefits(1)	—	58,123	58,123
	Equity Benefit(2)	1,771,312	1,771,312	1,771,312
	Gross-up/(Cut-back)(3)	—	—	—

	Total	$1,771,312	$6,779,435	$6,779.435

Earl C. (Duke) Austin, Jr. (4)	Severance	$—	$2,255,880	$2,255,880
	Welfare Benefits(1)	—	64,076	64,076
	Equity Benefit(2)	1,097,959	1,097,959	1,097,959
	Gross-up/(Cut-back)(3)	—	—	—

	Total	$1,097,959	$3,417,915	$3,417,915

James H. Haddox	Severance	$—	$3,079,100	$3,079,100
	Welfare Benefits(1)	—	43,281	43,281
	Equity Benefit(2)	934,273	934,273	934,273
	Gross-up/(Cut-back)(3)	—	—	—

	Total	$934,273	$4,056,654	$4,056,654

Derrick A. Jensen	Severance	$—	$2,394,000	$2,394,000
	Welfare Benefits(1)	—	57,643	57,643
	Equity Benefit(2)	953,676	953,676	953,676
	Gross-up/(Cut-back)(3)	—	—	—

	Total	$953,676	$3,405,319	$3,405,319

Nicholas M. Grindstaff	Severance	$772,500	$772,500	$772,500
	Welfare Benefits	—	—	—
	Equity Benefit(2)	217,365	217,365	217,365
	Gross-up/(Cut-back)(3)	—	—	—

	Total	$989,865	$989,865	$989,865

(1)	The welfare benefits include an approximation of the cost of continued payment of insurance premiums for up to three years after termination. The insurance premium cost is based on the actual cost of premiums for 2013 and the estimated costs of premiums for 2014 and 2015.

(2)	The equity benefit represents the value of the unvested restricted stock held by the NEO as of December 31, 2012 that would vest upon occurrence of the event.

(3)	The excise tax gross-up would be an additional payment in an amount equal to the excise tax imposed plus any federal, state and local income taxes and additional excise taxes attributable to such payment. Mr. Grindstaff is the only NEO whose current employment agreement provides for an excise tax gross-up. The cut-back would be the amount by which the severance payment is reduced, such that, after such reduction, no portion of the payments and benefits would be subject to the excise tax.

(4)	Quanta entered into a new employment agreement with Mr. Austin effective January 1, 2013 upon the promotion of Mr. Austin to Chief Operating Officer, as described above in “Compensation Discussion and Analysis – Executive Compensation Decisions for the 2012 Performance Year — Executive Succession Matters” and “Potential Payments Upon Termination or Change in Control — Employment and Separation Agreements.” The table above reflects amounts that would be payable upon occurrence of the specified events on December 31, 2012 under the former employment agreement with Mr. Austin.

(5)	With respect to termination by Quanta without cause within 12 months following a change in control, and with respect to termination by the executive for good reason within 12 months following a change in control, the equity benefit is triggered upon a change in control, and the remaining amounts are triggered upon termination of employment.

CERTAIN TRANSACTIONS

North Houston Pole Line, L.P. (“North Houston”), a wholly-owned subsidiary of Quanta, is a party to certain facility leases with Properties, Etc., a general partnership of which Earl C. (Duke) Austin, Jr., one of our executive officers, is a general partner and 50% owner. These leases have various terms through September 2016, and as of December 31, 2012 provided for aggregate remaining lease obligations of $1,099,560 through the conclusion of the lease terms. In addition, North Houston is a party to a facility lease with Mr. Austin, which as of December 31, 2012, provided for aggregate remaining lease obligations of $521,419 through the conclusion of the lease term in August 2016. Further, North Houston is a party to a facility lease with Mr. Austin’s father, which as of December 31, 2012, provided for aggregate remaining lease obligations of $651,774 through the conclusion of the lease term in August 2016. These leases relate to facilities that were occupied by North Houston when Quanta acquired North Houston in 2001. We believe that the rental rates of the above leases do not exceed fair market value.

North Houston employed Earl C. Austin, the father of Earl C. (Duke) Austin, Jr., one of our executive officers, during 2012. North Houston paid Earl C. Austin an aggregate of $953,043 in salary, non-equity incentive bonus, health and welfare coverage, 401(k) plan matching contributions and vehicle allowance for 2012. In addition, during 2012, we granted to Earl C. Austin 9,234 shares of restricted stock, with a grant date fair value of $200,008, vesting in three equal annual installments beginning in February 2013. This restricted stock was granted on the same terms and conditions as restricted stock granted to other employees in 2012. North Houston’s employment of Earl C. Austin predated Quanta’s acquisition of North Houston in 2001.

Trawick Construction Company, Inc. (“Trawick Construction”), a wholly-owned subsidiary of Quanta, employed Doug Trawick and Matthew Trawick, the brother and son, respectively, of Kenneth W. Trawick, one of our former executive officers, during 2012. Trawick Construction paid Doug Trawick an aggregate of $610,901 and Mathew Trawick an aggregate of $343,984 in salary, non-equity incentive bonus, health and welfare coverage, 401(k) plan matching contributions and vehicle allowances for 2012. In addition, during 2012, we granted to Doug Trawick 1,685 shares of restricted stock with a grant date fair value of $36,497, and to Matthew Trawick 727 shares of restricted stock with a grant date fair value of $15,747, vesting in three equal annual installments beginning in February 2013. This restricted stock was granted on the same terms and conditions as restricted stock granted to other employees in 2012. Trawick Construction’s employment of Doug Trawick and Matthew Trawick, respectively, predated Quanta’s acquisition of Trawick Construction in 1999.

Mears Group, Inc. (“Mears”), a wholly-owned subsidiary of Quanta, employed Travis Grindstaff, the brother of Nicholas M. Grindstaff, one of our executive officers, during 2012. Mears paid Travis Grindstaff an aggregate of $146,988 in salary, non-equity incentive bonus, health and welfare coverage and 401(k) plan matching contributions for 2012. In addition, during 2012, we granted to Travis Grindstaff 830 shares of restricted stock, with a grant date fair value of $17,978, vesting in three equal annual installments beginning in February 2013. This restricted stock was granted on the same terms and conditions as restricted stock granted to other employees in 2012.

Valard Construction Ltd. (“Valard Ltd.”), an affiliate of Valard Construction LP (“Valard”) and a wholly-owned subsidiary of Quanta, is a party to certain facility leases with 964125 Alberta Ltd., a corporation controlled by the spouse of Victor Budzinski, holder in a trustee capacity of the single outstanding share of Quanta’s Series F Preferred Stock. These leases have various terms through October 31, 2015, and as of December 31, 2012, provided for aggregate remaining lease obligations of $2,391,675 through the conclusion of the lease terms. These leases relate to facilities that were occupied by Valard Ltd. when Quanta acquired Valard Ltd. in 2010. We believe that the rental rates of the above leases do not exceed fair market value.

In addition, Valard Ltd. and Valard rent temporary camp housing facilities from 964125 Alberta Ltd. for certain crews working in remote areas at a specified rate per person per day plus the cost of moving and setting up the camps. Valard Ltd. and Valard paid an aggregate of $1,707,801 in camp rental to 964125 Alberta Ltd.

during 2012. Valard occasionally secures from Bram Consulting Ltd., a corporation whose shares are held by one of Victor Budzinski’s siblings, certain supervisory services, consisting of a distribution construction foreman, at an hourly rate, and the lease of certain personal property, including a track-hoe, at a monthly rate, resulting in payments by Valard to Bram Consulting Ltd. during 2012 in the amount of $201,775.

Valard Ltd. employed Victor Budzinski during 2012 and paid him an aggregate of $1,125,369 in salary, bonus, health and welfare coverage and retirement plan contributions in 2012. Valard employed Adam Budzinski, the son of Victor Budzinski, and Maureen Budzinski, the sister of Victor Budzinski, during 2012 and paid them an aggregate of $1,004,566 and $205,885, respectively, in salary, bonus, health and welfare coverage and retirement plan contributions in 2012. Valard Ltd.’s employment of Victor Budzinski and Valard’s employment of Adam Budzinski and Maureen Budzinski predated Quanta’s acquisition of Valard and its affiliates in 2010.

Quanta employed David J. Ball, the son of James R. Ball, one of our directors, during 2012. Quanta paid David J. Ball an aggregate of $161,247 in salary, non-equity incentive bonus, health and welfare coverage and 401(k) plan matching contributions for 2012. In addition, during 2012, we granted to David J. Ball 536 shares of restricted stock, with a grant date fair value of $11,610, vesting in three equal annual installments beginning in February 2013. This restricted stock was granted on the same terms and conditions as restricted stock granted to other employees in 2012.

Review of Related Party Transactions

We have adopted a written policy and procedures for the review, approval and ratification of transactions with related persons. Under our policy, related persons include, among others, our executive officers and other senior level employees, directors, principal stockholders, immediate family members of such persons and any other person that could significantly influence our policies. The transactions covered under our policy generally include any business transaction between Quanta and a related person, including, among others, the sale of inventory or supplies to or the purchase of inventory or supplies from a related person, and the supply of services to or receipt of services from a related person. Related party transactions involving an amount exceeding $120,000 and in which any of our directors, director nominees, executive officers, beneficial owners of greater than five percent of any class of our voting securities, or any immediate family members of the foregoing, respectively, may have an interest require the pre-approval of the Audit Committee. In considering the approval of any related party transaction, a legitimate business case must be presented that includes the reasons that the transaction is beneficial to Quanta and does not pose an actual conflict of interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file various reports with the SEC concerning their holdings of, and transactions in, our securities. Copies of these filings must be furnished to us. Based solely on our review of the copies of those forms furnished to us and written certifications from our directors and executive officers, we believe that, during 2012, all of our directors and executive officers were in compliance with the applicable filing requirements, except that one report for Mr. Trawick and one report for Mr. Miller, each covering the withholding of shares to cover taxes associated with the accelerated vesting of restricted stock, were filed approximately two weeks late, and one report was filed late by Mr. Benadetto G. Bosco during 2012 covering the withholding of shares upon vesting of restricted stock in 2004 and the reversal of a share transfer incorrectly reflected in a 2009 report.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we have recommended to Quanta’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is furnished by the Compensation Committee of the Board of Directors.

Louis C. Golm, Chairman

Ralph R. DiSibio

Vincent D. Foster

Bruce Ranck

Margaret B. Shannon

Pat Wood, III

REPORT FROM THE AUDIT COMMITTEE

The Audit Committee is composed of four independent directors and operates under a formal written charter adopted by the Board of Directors.

As members of the Audit Committee, our primary purpose is to assist with the Board of Directors’ oversight of (1) the integrity of Quanta’s financial statements, (2) Quanta’s compliance with applicable legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, and (4) the performance of Quanta’s internal audit function and independent auditors. The Audit Committee is solely responsible for the appointment and compensation of Quanta’s independent registered public accounting firm. Management is responsible for Quanta’s financial reporting processes, including its system of internal controls, and for the preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States. Quanta’s independent registered public accounting firm is responsible for expressing an opinion as to whether the consolidated financial statements are free of material misstatements based on their audit. Our responsibility is to monitor and review these processes. In carrying out our role, we rely on Quanta’s management and independent registered public accounting firm.

We have reviewed and discussed Quanta’s audited consolidated financial statements with management. Management has confirmed to us that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States.

In addition, we have discussed with PricewaterhouseCoopers LLP, Quanta’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with us concerning independence, and we have discussed with PricewaterhouseCoopers LLP its independence from Quanta.

Based on our review and discussions referred to above, we recommended to Quanta’s Board of Directors that Quanta’s audited consolidated financial statements be included in Quanta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Bernard Fried, Chairman

James R. Ball

J. Michal Conaway

Worthing F. Jackman

AUDIT FEES

The Audit Committee of the Board has adopted a policy requiring pre-approval by the Audit Committee of all audit and permissible non-audit services to be provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. On an annual basis, the Audit Committee reviews and, as it deems appropriate, pre-approves the particular services to be provided by our independent registered public accounting firm and establishes specific budgets for each service. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee must be informed promptly of the provision by our independent registered public accounting firm of each service that is pre-approved by the Audit Committee. In addition, the Audit Committee may periodically revise the list of pre-approved services and related fee levels, based on subsequent determinations. Any services expected to exceed pre-approved fee levels require the specific pre-approval of the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members.

The following table details the aggregate fees billed by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for fiscal years 2012 and 2011:

	2012	2011
Audit Fees(1)	$3,020,853	$2,258,790
Audit-Related Fees(2)	891,173	171,180
Tax Fees	10,000	70,343
All Other Fees(3)	2,856	2,869

Total	$3,924,882	$2,503,182

(1)	Represents fees for professional services rendered for the audit of our annual consolidated financial statements, reviews of our interim consolidated financial statements, reviews of documents filed with the SEC, evaluation of the effectiveness of Quanta’s internal control over financial reporting, state licensing pre-qualification filings, and financial statement audits of certain of our subsidiaries, including combined financial statements of our telecommunications division that was sold effective December 3, 2012 (of which fees of approximately $1.0 million were reimbursed by the buyer), as well as out-of-pocket expenses incurred in the performance of audit services.

(2)	Represents fees for professional services rendered for other assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, including fees for consultations as to the accounting treatment of specific transactions based on current and proposed accounting standards, fees related to financial, tax and Foreign Corrupt Practices Act due diligence work associated with potential acquisitions, fees related to consultations in connection with Quanta’s correspondence with the SEC or other regulatory authorities, and consultation fees related to the implementation of information technology solutions, as well as out-of-pocket expenses incurred in the performance of audit-related services.

(3)	Represents fees for an accounting research software tool.

The Audit Committee has reviewed the services performed by PricewaterhouseCoopers LLP and the related fees and has considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining independence of PricewaterhouseCoopers LLP. During 2012, no fees for services outside the scope of audit, review, or attestation that exceed the waiver provisions of 17 CFR 210.2-01(c)(7)(i)(C) were approved by the Audit Committee.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as Quanta’s independent registered public accounting firm for the fiscal year ending December 31, 2013. PricewaterhouseCoopers LLP has served as Quanta’s independent public accounting firm since June 2002. We are asking our stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Audit Committee is submitting the appointment of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. In the event the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Quanta and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will be provided an opportunity to make a statement, if they choose, and to respond to appropriate questions.

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares of Common Stock and Series F Preferred Stock, voting together as a single class, present at the meeting in person or by proxy and entitled to vote on this proposal.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board is committed to excellence in corporate governance. As part of that commitment, and as required by Section 14A(a)(1) of the Exchange Act, the Board is providing Quanta’s stockholders with an opportunity to provide an advisory vote to approve the compensation of Quanta’s NEOs, as described in “Executive Compensation and Other Matters” above, including “Compensation Discussion and Analysis,” the compensation tables and the accompanying narrative disclosure, set forth in this proxy statement. At the 2012 annual meeting of stockholders, 98% of Quanta’s stockholders voting on the “say-on-pay” proposal approved the compensation of our NEOs as described in our proxy statement filed with the SEC on April 10, 2012.

The Compensation Committee establishes, recommends and governs the compensation and benefits policies and actions for the NEOs, as set forth herein under “Executive Compensation and Other Matters — 2012 Summary Compensation Table.” Additional information regarding the Compensation Committee and its role is described above in the “Compensation Discussion and Analysis” section of this proxy statement and the related tables and narrative disclosure.

Quanta’s compensation philosophy is designed to align our NEOs’ incentives with short-term and long-term stockholder value creation; to attract, motivate and retain the best possible executive officer talent; to tie cash and stock incentives to the achievement of measurable company, business unit and individual performance goals that are linked to our long-term strategic plans; and to promote an ownership culture. Consistent with our compensation philosophy, Quanta’s executive compensation program links a substantial portion of compensation to both individual and company performance, with approximately two-thirds of target total direct compensation of NEOs each year being “at-risk” and, therefore, dependent upon performance against individual and company incentive targets. Moreover, equity-based awards provide an important role in our executive compensation program, providing alignment with stockholders, creating incentives for the increase of stockholder value and promoting an ownership culture. Finally, Quanta’s executive compensation program is designed to award superior performance and provide consequences for underperformance.

The Compensation Committee believes that, despite a year of regulatory, economic and election year uncertainties, the Chief Executive Officer and other NEOs excelled and that their compensation is commensurate with this performance. Quanta performed very well in 2012, with total shareholder return growing at 27%, well ahead of the 16% growth of the S&P 500. Quanta generated record revenues and operating income in 2012, with revenues increasing 41% from the prior year. Increased operating margins drove year-over-year growth of more than 140% in diluted earnings per share from continuing operations. Additionally, we ended 2012 with backlog at a record total of $7 billion.

The company short-term and long-term performance goals against which we measured performance were exceeded in 2012, resulting in above-target awards to each NEO. With increased incentive payouts for the 2012 performance year due to overall performance exceeding target, equity-based incentive awards for 2012 represented a substantial portion of executive compensation as a percentage of total direct compensation (base salary, short-term cash incentive and long-term equity incentive). Specifically, of the total direct compensation of Quanta’s executives for 2012, approximately 52% was in equity, 32% was in short-term cash incentive and 16% was in base salary with respect to the Chief Executive Officer, and on average, approximately 37% was in equity-based awards, 39% was in short-term cash incentive and 24% was in base salary with respect to the other continuing NEOs.

The Compensation Committee believes that the actual total direct compensation for 2012 for Quanta’s NEOs is reasonable and appropriate considering that Quanta exceeded its financial performance goals and the individuals achieved substantially all of their individual strategic goals for the 2012 performance year.

The Compensation Committee continually reviews best practices in governance and executive compensation. In observance of such best practices, Quanta:

•	does not provide supplemental retirement benefits or non-qualified deferred compensation plans for the NEOs;

•	has incentive plans that discourage undue risk and align executive rewards with short-term and long-term company performance; and

•	encourages executives to have a meaningful ownership interest in the company and regularly reviews the NEOs’ holdings of Quanta common stock against pre-established ownership guidelines.

For the reasons discussed above, the Board unanimously recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation of Quanta’s named executive officers, as described pursuant to the compensation disclosure rules of the Securities and Exchange Commission in Quanta’s proxy statement for the 2013 Annual Meeting of Stockholders, including without limitation, the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure, is hereby APPROVED.”

Advisory approval of the resolution on Quanta’s executive compensation requires the affirmative vote of a majority of the voting power of the shares of Common Stock and Series F Preferred Stock, voting together as a single class, present at the meeting in person or by proxy and entitled to vote on this proposal.

The results of this vote are not binding on the Board, whether or not the proposal is adopted by the aforementioned voting standard. While the resolution is non-binding, the Board values the opinions that stockholders express in their votes and in any additional dialogue. In evaluating the vote on this advisory resolution, the Board intends to consider the voting results in their entirety.

The Board of Directors unanimously recommends a vote FOR the advisory resolution approving Quanta’s executive compensation.

ADDITIONAL INFORMATION

Stockholder Proposals and Nominations of Directors for the 2014 Annual Meeting

Stockholders who desire to submit a proposal for inclusion in Quanta’s proxy materials for the 2014 annual meeting of stockholders may do so by complying with the procedures set forth in Rule 14a-8 of the Exchange Act. To be eligible for inclusion in our proxy materials under Rule 14a-8, stockholder proposals must be received by Quanta’s Corporate Secretary at our principal executive offices no later than December 13, 2013. Stockholder proposals should be addressed to Corporate Secretary, Quanta Services, Inc., 2800 Post Oak Blvd., Suite 2600, Houston, Texas 77056.

Under our bylaws, with respect to any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8, but instead is proposed to be presented directly at our 2014 annual meeting, and with respect to any stockholder nominees for director election, a stockholder’s notice must be received by our Corporate Secretary at the address of our principal executive offices set forth above not earlier than January 24, 2014 and not later than February 22, 2014 (unless the 2014 annual meeting date is before April 23 or after June 22, in which case we must receive such notice not earlier than the close of business 120 days before such annual meeting date and not later than the close of business on the later of 90 days before such annual meeting date and 10 days after we first publicly announce the date of such annual meeting). However, if the number of directors to be elected at the 2014 annual meeting of stockholders is increased and we do not publicly announce the nominee(s) for the new directorship(s) by February 12, 2014, a stockholder’s notice solely with respect to nominee(s) for the additional directorship(s) must be received by our Corporate Secretary not later than 10 days after we first publicly announce the increase in the number of directors. Any such stockholder proposal and director nomination must comply in all respects with the specific requirements included in our bylaws. Our bylaws are available on Quanta’s website at www.quantaservices.com under the heading “Investors & Media / Corporate Governance.” If a stockholder’s notice regarding a stockholder proposal or director nomination is received after the applicable deadline, our proxy materials for the 2014 annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of the matter in the proxy statement for our 2014 annual meeting of stockholders.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by Quanta. Quanta has not engaged an outside proxy solicitor for the annual meeting. The costs of soliciting proxies on the enclosed form, which may include the cost of preparing, printing and mailing the proxy materials, will be borne by Quanta. Our officers, directors and employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile, postings on our website or other electronic means. We will also request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of our common stock and obtain their voting instructions. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Other Matters

As of the date of this proxy statement, the Board does not know of any other matter that will be brought before the annual meeting. Pursuant to Quanta’s bylaws, additional matters may be brought only by or at the direction of the Board. However, if any other matter properly comes before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote on such matters as recommended by the Board or, if no recommendation is given, in accordance with their best judgment and discretion.

In some instances, only one proxy statement and annual report is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of those stockholders. Quanta undertakes to promptly deliver a separate copy of such materials to any stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement or annual report now or in the future, or stockholders sharing an address who are receiving multiple copies of the proxy statement or annual report and wish to receive a single copy of these documents, should notify Quanta by contacting our Investor Relations Department in writing at Quanta Services, Inc., 2800 Post Oak Blvd., Suite 2600, Houston, Texas 77056 or by phone at 713-629-7600.

By Order of the Board of Directors,
Carolyn M. Campbell
Corporate Secretary

Houston, Texas

April 12, 2013

ANNUAL MEETING OF STOCKHOLDERS OF

QUANTA SERVICES, INC.

May 23, 2013

Please date, sign and mail your proxy card in the

envelope provided as soon as possible.

i Please Detach and Mail in the Envelope Provided i

Important Notice Regarding the Availability

of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and 2012 Annual Report to Stockholders is/are available at www.proxyvote.com.

QUANTA SERVICES, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James H. Haddox and Gérard J. Sonnier, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of Common Stock in Quanta Services, Inc., a Delaware corporation (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 23, 2013, and at any adjournment or postponement thereof, (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated April 12, 2013 and (2) in their discretion upon such other matters as may properly come before the meeting, including without limitation, to vote on the election of such substitute nominees as such proxies may select in the event any nominees named on this card become unable to serve as director. By granting this proxy, the undersigned hereby revokes any proxy previously granted by the undersigned (other than any proxy granted with respect to shares of Series F Preferred Stock).

ALL SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF YOU SIGN AND RETURN THIS PROXY BUT DO NOT MAKE ANY VOTING SPECIFICATIONS, SUCH SHARES WILL BE VOTED “FOR” THE NOMINEES LISTED IN PROPOSAL NO. 1, AND “FOR” PROPOSAL NOS. 2 and 3.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

QUANTA SERVICES, INC.

May 23, 2013

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING NOMINEES:				THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING:

	For	Against	Abstain		For	Against	Abstain
1. Election of Directors
Nominees:				2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm 3. To approve, by non-binding advisory vote, Quanta’s executive compensation	☐	☐	☐
James R. Ball	☐	☐	☐
J. Michal Conaway	☐	☐	☐
Vincent D. Foster	☐	☐	☐
Bernard Fried	☐	☐	☐
Louis C. Golm	☐	☐	☐		☐	☐	☐
Worthing F. Jackman	☐	☐	☐
James F. O’Neil III	☐	☐	☐
Bruce Ranck	☐	☐	☐
Margaret B. Shannon	☐	☐	☐
Pat Wood, III	☐	☐	☐
NOTE: In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address change /comments, mark here (see reverse for instructions)	☐

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer.

QUANTA SERVICES, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James H. Haddox and Gérard J. Sonnier, and each of them, with full power of substitution to represent the undersigned and to vote the share of Series F Preferred Stock in Quanta Services, Inc., a Delaware corporation (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 23, 2013, and at any adjournment or postponement thereof, (1) as hereinafter specified upon the proposals listed herein and as more particularly described in the Proxy Statement of the Company dated April 12, 2013 and (2) in their discretion upon such other matters as may properly come before the meeting, including without limitation, to vote on the election of such substitute nominees as such proxies may select in the event any nominees named on this card become unable to serve as director. By granting this proxy, the undersigned hereby revokes any proxy previously granted by the undersigned (other than any proxy granted with respect to shares of Common Stock) to the extent necessary to avoid casting a number of votes greater than the number of votes that the undersigned holder of the Series F Preferred Stock is entitled to cast.

THE SHARE OF SERIES F PREFERRED STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF YOU SIGN AND RETURN THIS PROXY BUT DO NOT MAKE ANY VOTING SPECIFICATIONS, SUCH SHARE WILL BE VOTED “FOR” THE NOMINEES LISTED IN PROPOSAL NO. 1 AND “FOR” PROPOSAL NOS. 2 AND 3.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on May 23, 2013:

The Notice, Proxy Statement and 2012 Annual Report to Stockholders are available at www.proxyvote.com.

SERIES F PREFERRED STOCK

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING NOMINEES:				THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING:

	For	Against	Abstain		For	Against	Abstain
1. Election of Directors
Nominees:				2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm 3. To approve, by non-binding advisory vote, Quanta’s executive compensation	☐	☐	☐
James R. Ball	☐	☐	☐
J. Michal Conaway	☐	☐	☐
Vincent D. Foster	☐	☐	☐
Bernard Fried	☐	☐	☐
Louis C. Golm	☐	☐	☐		☐	☐	☐
Worthing F. Jackman	☐	☐	☐
James F. O’Neil III	☐	☐	☐
Bruce Ranck	☐	☐	☐
Margaret B. Shannon	☐	☐	☐
Pat Wood, III	☐	☐	☐
NOTE: In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature	Date	Capacity	Number of Votes to be Cast as indicated herein

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer.